UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
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SIGA Technologies, Inc.
(Name of Registrant as Specified In Its Charter)
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SIGA Technologies, Inc.
31 East 62nd Street
New York, New York 10065
(212) 672-9100
April 28, 2020
Dear Stockholder:
You are cordially invited to attend our 2020 Annual Meeting of Stockholders on June 16, 2020, at 10:30 a.m. (local time). We intend to hold the meeting in person at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York 10036. However, we are monitoring the evolving public health impact of the coronavirus (COVID-19), the concerns of our shareholders and employees, and the related protocols that federal, state and local governments and health authorities may impose. For those reasons, we are planning for the possibility that there may be changes to the logistics surrounding the Annual Meeting, such as holding the Annual Meeting at an alternative location or by means of remote communication, including, but not limited to holding only a virtual meeting. If we elect to go forward with an in-person Annual Meeting, we may impose additional procedures or limitations on meeting attendees in respect of any continuing public health regulations or concerns. If we determine that it is necessary or appropriate to take any additional steps regarding how we conduct our Annual Meeting, we will announce the decision to do so in advance, and details on how to access, participate in and vote at our Annual Meeting will be announced via press release and the filing of additional proxy materials with the Securities and Exchange Commission and will be available on our website at http://www.siga.com. Please retain the control number set forth on your proxy card so that we can verify your identity if the meeting is virtual. On the following pages you will find the formal notice of the annual meeting and proxy statement.
To ensure that you are represented at the Annual Meeting, whether or not you plan to attend the meeting in person, please read carefully the accompanying proxy statement, which describes the matters to be voted upon, and please complete, date, sign and return the enclosed proxy card promptly.
I hope that you will attend the meeting and I look forward to seeing you there.
Sincerely,

Phillip L. Gomez, Ph.D.
Chief Executive Officer

SIGA Technologies, Inc.
31 East 62nd Street
New York, New York 10065

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON June 16, 2020
NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of SIGA Technologies, Inc. (“SIGA” or the “Company”), a Delaware corporation, will be held on Tuesday, June 16, 2020, at 10:30 a.m. (local time). We intend to hold the meeting in person at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York 10036. However, we are monitoring the evolving public health impact of the coronavirus (COVID-19), the concerns of our shareholders and employees, and the related protocols that federal, state and local governments and health authorities may impose. For those reasons, we are planning for the possibility that there may be changes to the logistics surrounding the Annual Meeting, such as holding the Annual Meeting at an alternative location or by means of remote communication, including, but not limited to holding only a virtual meeting. If we elect to go forward with an in-person Annual Meeting, we may impose additional procedures or limitations on meeting attendees in respect of any continuing public health regulations or concerns. If we determine that it is necessary or appropriate to take any additional steps regarding how we conduct our Annual Meeting, we will announce the decision to do so in advance, and details on how to access, participate in and vote at our Annual Meeting will be announced via press release and the filing of additional proxy materials with the Securities and Exchange Commission and will be available on our website at http://www.siga.com. Please retain the control number set forth on your proxy card so that we can verify your identity if the meeting is virtual.
At the Annual Meeting, SIGA’s stockholders will be voting on proposals to do the following:
1.	To elect nine directors to the Board of Directors of SIGA;
2.	To vote on a non-binding advisory resolution regarding executive compensation;
3.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of SIGA for the fiscal year ending December 31, 2020; and
4.	To transact such other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof.
Stockholders of record at the close of business on April 24, 2020 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.
All stockholders are cordially invited to attend the Annual Meeting. If you do not expect to be present at the Annual Meeting, you are requested to fill in, date and sign the enclosed proxy and mail it promptly in the enclosed envelope to make sure that your shares are represented at the Annual Meeting. In the event you decide to attend the Annual Meeting in person, you may, if you desire, revoke your proxy and vote your shares in person.
Directions to the offices of Kramer Levin Naftalis & Frankel LLP are included on the outside back cover of the Proxy Statement for the Annual Meeting.
YOUR VOTE IS IMPORTANT.
IF YOU ARE UNABLE TO BE PRESENT PERSONALLY, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.
By Order of the Board of Directors,

Daniel J. Luckshire
Secretary
New York, New York
April 28, 2020
Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Stockholders to be Held on June 16, 2020.
The Proxy Statement and 2019 Annual Report on Form 10-K are
available in the “Investor Relations” section of our website at www.siga.com

SIGA Technologies, Inc.
31 East 62nd Street
New York, New York 10065
(212) 672-9100
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
June 16, 2020
This proxy statement is furnished to stockholders of SIGA Technologies, Inc. (“SIGA”, the “Company” or “we”) in connection with the solicitation of proxies, in the accompanying form, by the Board of Directors of SIGA (the “Board of Directors”) for use in voting at the Annual Meeting of Stockholders (the “Annual Meeting”) intended to be held at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York 10036, on Tuesday, June 16, 2020, at 10:30 a.m. (local time), and at any adjournment or postponement thereof. However, we are monitoring the evolving public health impact of the coronavirus (COVID-19), the concerns of our shareholders and employees, and the related protocols that federal, state and local governments and health authorities may impose. For those reasons, we are planning for the possibility that there may be changes to the logistics surrounding the Annual Meeting, such as holding the Annual Meeting at an alternative location or by means of remote communication, including, but not limited to holding only a virtual meeting. If we elect to go forward with an in-person Annual Meeting, we may impose additional procedures or limitations on meeting attendees in respect of any continuing public health regulations or concerns. If we determine that it is necessary or appropriate to take any additional steps regarding how we conduct our Annual Meeting, we will announce the decision to do so in advance, and details on how to access, participate in and vote at our Annual Meeting will be announced via press release and the filing of additional proxy materials with the Securities and Exchange Commission and will be available on our website at http://www.siga.com. Please retain the control number set forth on your proxy card so that we can verify your identity if the meeting is virtual.
This proxy statement and the accompanying form of proxy are first being mailed to stockholders on or about April 28, 2020.
VOTING RIGHTS AND SOLICITATION OF PROXIES
Purpose of the Annual Meeting
The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders. Each proposal is described in more detail in this proxy statement.
Record Date and Outstanding Shares
The Board of Directors has fixed the close of business on April 24, 2020 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. Only stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting or any and all adjournments or postponements thereof. As of the Record Date, SIGA had issued and outstanding 81,047,424 shares of common stock, par value $.0001 per share (“Common Stock”).
Voting at the Annual Meeting
Each share of Common Stock outstanding on the Record Date will be entitled to one vote on each matter submitted to a vote of the stockholders. Cumulative voting by stockholders is not permitted.
The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the stockholders entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions will be counted as shares present for purposes of determining the presence of a quorum on all matters. Brokers holding shares for beneficial owners in “street name” must vote those shares according to specific instructions they receive from the owners of such shares. If instructions are not received, brokers may vote the shares, in their discretion, depending on the type of proposals involved. Broker “non-votes” result when brokers are precluded from exercising their discretion on certain types of proposals. Brokers have discretionary authority to vote under the rules governing brokers to vote without instructions from the beneficial owner on certain “routine” items, such as the ratification of the appointment of the independent registered public accounting firm and, accordingly, your shares may be voted by your broker on Proposal No. 3. However, brokers do not have discretionary authority to vote on Proposal No. 1 or Proposal No.2. Shares that are voted by brokers on some but not all of the matters will be treated as shares present for purposes of determining the presence of a quorum on all matters, but will not be treated as shares entitled to vote at the Annual Meeting on those matters as to which authority to vote is withheld by the broker.
For the election of directors, a plurality of the votes cast is required. Abstentions and broker “non-votes” are not considered to have been voted for the purpose of the election of directors.
For the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of SIGA for the fiscal year ending December 31, 2020, the affirmative vote of a majority of the total votes cast on such proposal in person or by proxy at the Annual Meeting is required. Abstentions and broker “non-votes” are not considered to have been voted on these proposals. Brokers and other nominees continue to have discretionary voting power to vote without instructions from the beneficial owner on the ratification of the appointment of the independent auditor and, accordingly, your shares may be voted by your broker on this proposal.
Dissenters’ Rights
Proposals 1, 2 and 3 do not give rise to any statutory right of a stockholder to dissent and obtain the appraisal of or payment for such stockholder’s shares.
Revocability and Voting of Proxies
Any person signing a proxy in the form accompanying this proxy statement has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by any of the following methods:
1.	writing a letter delivered to Daniel J. Luckshire, Secretary of SIGA, stating that the proxy is revoked;
2.	submitting another proxy with a later date; or
3.	attending the Annual Meeting and voting in person.
Please note, however, that if a stockholder’s shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Annual Meeting, the stockholder must bring to the Annual Meeting a letter from the broker, bank or other nominee confirming that stockholder’s beneficial ownership of the shares.
Unless we receive specific instructions to the contrary or unless such proxy is revoked, shares represented by each properly executed proxy will be voted: (i) FOR the election of each of SIGA’s nominees as a director; (ii) FOR the approval of SIGA’s compensation philosophy, policies and procedures described in the Compensation Discussion and Analysis section (“CD&A”); (iii) FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of SIGA for the fiscal year ending December 31, 2020; and (iv) with respect to any other matters that may properly come before the Annual Meeting, at the discretion of the proxy holders. We do not presently anticipate that any other business will be presented for action at the Annual Meeting.
Solicitation
SIGA will pay the costs of soliciting proxies. SIGA may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to beneficial owners. Directors, officers and regular employees may also solicit proxies by telephone, facsimile, in person or other means. They will not receive any additional payments for the solicitation.

BOARD OF DIRECTORS
The current directors are James J. Antal, Julie M. Kane, Thomas E. Constance, Phillip L. Gomez, Jeffrey B. Kindler, Joseph W. Marshall III, Eric A. Rose, Michael C. Plansky and Paul G. Savas. Mr. Kindler will not be standing for re-election at SIGA’s 2020 annual meeting of stockholders. His departure is not the result of any disagreement with SIGA. Mr. Kindler will continue to serve on SIGA’s Board of Directors until his term expires at end of the 2020 annual meeting of stockholders. The Board of Directors and management thank Mr. Kindler for his service. The Board of Directors has nominated Jaymie A. Durnan to take Mr. Kindler’s place on the Board of Directors.
Director Nominee Information
Eric A. Rose, M.D. was appointed Chairman of the Board of Directors on October 13, 2018. Prior to such date, he had served as Executive Chairman of the Board of Directors since October 2016, as Chairman of the Board of Directors from January 25, 2007 to October 13, 2016, and as the Company’s Chief Executive Officer from March 1, 2007 to October 13, 2016. Dr. Rose has served as a director of SIGA since April 19, 2001 and served as Interim Chief Executive Officer of SIGA during April-June 2001. Dr. Rose chaired the Department of Health Evidence & Policy at the Mount Sinai School of Medicine from 2008 to 2012, which he now serves as professor. From 1994 through 2007, Dr. Rose served as Chairman of the Department of Surgery and Surgeon-in-Chief of the Columbia Presbyterian Center of New York Presbyterian Hospital. Dr. Rose is a graduate of both Columbia College and Columbia University College of Physicians & Surgeons. In addition to his roles at SIGA, Dr. Rose held a position as Executive Vice President – Life Sciences at MacAndrews & Forbes Incorporated, a related party to SIGA, until December 2016. In April 2013, he became a director for Mesoblast Inc. where he serves as chair of the scientific and technology committee. In 2015, Dr. Rose became a director of Abiomed, Inc. Dr. Rose’s experience and training as a practicing physician and a nationally recognized cardiothoracic surgeon enables him to bring valuable insight to the Board of Directors, including his understanding of the scientific aspects of our business and the ability to assist in prioritizing opportunities for drug development. In addition, Dr. Rose managed a large research portfolio and an extensive research and education budget at the Columbia Presbyterian Center, giving him a critical perspective on drug discovery and development and the issues facing pharmaceutical and biotechnology companies.
James J. Antal has served as a director of SIGA since November 2004. Mr. Antal has been an active consultant and founding investor in several Southern California based emerging companies since his retirement from Experian, a $1.6 billion global information services subsidiary of UK-based GUS plc. He has served as Chief Financial Advisor to Black Mountain Gold Coffee Co. (2003 to 2005), and as Chief Financial Officer of Pathway Data, Inc. (2005 to 2009). Mr. Antal joined the board of directors and served as the chairman of the audit committee for Cleveland Bio Labs, Inc. since its initial public offering in July 2006 until 2016. Mr. Antal was the Chief Financial Officer and Chief Investment Officer from 1996 to 2002 for Experian. Prior to the GUS acquisition of Experian (the former TRW Inc. Information Systems and Services businesses), Mr. Antal held various finance positions with TRW from 1978 to 1996, including Senior Vice President of Finance for TRW Information Systems and Services and TRW Inc. and Corporate Director of Financial Reporting and Accounting. He earned his undergraduate degree in accounting from The Ohio State University in 1973, and became a certified public accountant (Ohio) in 1974. He engaged in active practice as a CPA with Ernst & Ernst until 1978. Mr. Antal has served as a director of First American Real Estate Solutions, an Experian joint venture with First American Financial Corp. Mr. Antal has many years of valuable business, leadership and management experience that provides him with insight into many aspects of SIGA’s business, including an understanding of corporate finance, financial statements, accounting matters and capital markets. Mr. Antal also brings financial experience to the Board of Directors through his 32-year career as an entrepreneur, his various financial positions at other public companies and through his prior service as chairman of the audit committee for Cleveland Bio Labs.
Thomas E. Constance has served as a director of SIGA since April 2001. Mr. Constance is Chairman and, since 1994, a partner of Kramer Levin Naftalis & Frankel LLP, a law firm in New York City, which SIGA has retained to provide certain legal services. Mr. Constance serves as a director of FCB Financial Holdings Inc. and as a Trustee of the M.D. Sass Foundation. He also serves on the Advisory Board of Directors of Barington Capital, L.P. As a practicing attorney, Mr. Constance brings to the Board of Directors many years of experience counseling public companies with respect to governance and other legal matters.
Jaymie A. Durnan has served as the Deputy Assistant to the Director for Strategic Initiatives at the Massachusetts Institute of Technology Lincoln Laboratory, the nation’s premiere federally funded Department of Defense research, development and prototyping center, since September 2015. A member of the New York State Bar, he served from approximately 1992 through 1999 as a Senior Vice President and Special Counsel at MacAndrews & Forbes Holding Inc. Mr. Durnan has also served as a Product Line Manager at BAE Systems: a Partner at Radius Capital Partners, a private investment firm; and, as the Managing Member of Woodbury Hill Partners, LLC, a strategic advisory firm counseling companies from startup to the Fortune 200. His government service includes as a member of the Federal Senior Executive Service, where he served as a Special Assistant (Chief of Staff) to the Deputy Secretary of Defense and a Special Assistant to the Secretary of Defense in the President George W. Bush administration. He also served as the Senior Advisor to the Chief Technology Officer and Assistant Secretary of Defense for Research and Engineering in the Department of Defense in the President Barack Obama administration. A retired naval officer, he served as an aircraft carrier-based naval aviator; an operations analyst on the staff of the Chief of Naval Operations; an Aide to the Chief of Naval Operations; a member of staff of the Chairman of the Joint Chiefs of Staff supporting arms control negotiations; a Military Assistant to Director of the Office of Net Assessment where he pursued topics related to forecasting future capabilities and alternative security environments; and a Military Social Aide to the President of the United States. For his service, Mr. Durnan has received some of the highest Defense Department non-combat awards including, the Department of Defense Medal for Distinguished Public Service, and the Navy Distinguished Public Service Award presented by the Secretary of the Navy to a civilian for specific courageous or heroic acts or exceptionally outstanding service of substantial and long-term benefit to the Navy, Marine Corps or Department of the Navy. Mr. Durnan has served as a director or trustee for MacAndrews & Forbes Worldwide Corp.; Swift Prepaid Solutions; kSARIA Corp.; Orthozon Technologies; Defensewerx; Antioch New England University; and, Unity College. He is the Chairman of the Andrew W. Marshall Foundation. He is a graduate of the United States Naval Academy, Georgetown University, and the Georgetown University School of Law. Mr. Durnan brings many years of experience in the defense industry to the Board of Directors, which positions him well to provide oversight for our Company in a highly regulated industry and to provide guidance in government relations, particularly with the Department of Defense and other government agencies.
Phillip L Gomez began serving as Chief Executive Officer on October 13, 2016 and was appointed as a director on December 6, 2016. Prior to joining SIGA, Dr. Gomez was a Principal in the Pharma & Life Sciences Management Consulting Practice at PricewaterhouseCoopers LLP (“PwC”) since 2011. At PwC, and at PRTM Management Consultants (“PRTM”), where he was a Director from 2007-2011 prior its acquisition by PwC, Dr. Gomez led the team that focused on the development and execution of business strategies for leading pharmaceutical companies, governmental agencies, academic medical centers, and foundations with respect to product development and manufacturing of pharmaceutical products. Dr. Gomez joined PRTM from the Vaccine Research Center at the National Institute of Allergy and Infectious Diseases at the NIH, where he worked from 2001 – 2007 and established the Vaccine Production Program, which manufactured vaccines for clinical trials against HIV, SARS, Ebola, West Nile Virus and Influenza. Prior to NIH, Dr. Gomez spent more than nine years in the pharmaceutical industry at Abbott Laboratories, Sanofi Pasteur, and Baxter Healthcare Corporation in positions of increasing responsibility, leading process/product development initiatives and project teams for the development of multiple biologic products. Dr. Gomez holds a Bachelor of Arts degree from Dartmouth College, a Master of Science and a Doctor of Philosophy in chemical engineering from Lehigh University, and a Master of Business Administration from the Smith School of Business at the University of Maryland. Dr. Gomez’s long career in various management and consulting positions within industry and government, as well as Dr. Gomez’s position as Chief Executive Officer of SIGA, provides the Board of Directors with valuable leadership and insight into many aspects of our business.
Julie M. Kane has served as a director of SIGA since May 2019. Ms. Kane currently serves as Senior Vice President, Chief Ethics and Compliance Officer, and Deputy General Counsel with PG&E Corporation. Prior to joining PG&E Corporation in 2015, Ms. Kane worked at Avon Products, Incorporated as Vice President and General Counsel of Avon North America and Corporate Legal Functions. Prior to joining Avon in 2013, Ms. Kane held a number of senior roles with Novartis Corporation and its affiliates over a 25-year period. Ms. Kane is a member of the Board of Directors of the Commonwealth Club of California and the Ethics Resource Center in Washington, D.C. Ms. Kane holds an undergraduate degree in political science from Williams College, Williamstown, Massachusetts, and a law degree from the University of San Francisco School of Law. Ms. Kane is a member of the California state bar. Ms. Kane’s decades of experience spanning several industries, including pharmaceuticals, chemicals and agribusiness, beauty, direct-selling and dual-fuel utilities, provides our Board with valuable leadership and insight into many aspects of our business.
Joseph W. “Chip” Marshall, III has served as a director of SIGA since early 2009. Mr. Marshall is the former President and Chief Executive Officer of Temple University Health System (2001-2008). In 2000, he became Chair of Temple University Health System and served in that capacity until 2007. Prior to 2000, Marshall was a founding partner at Goldman & Marshall P.C., Philadelphia, PA, a corporate healthcare law firm. He received his B.A. and J.D. degrees (1975 and 1979, respectively) from Temple University. In 1990, he joined the Temple University Board of Trustees. He was a founding member of the Temple University Health System Board of Directors in 1995. He served on the Pennsylvania State Ethics Commission in the 1980s and early 1990s, including as Chairman for a portion of that period. During 2005-2006, he served as a Member of the Federal Medicaid Commission. Additionally, during 2004-2006, he served as a Member of the Pennsylvania Gaming Control Board. Mr. Marshall has more than 30 years of experience in healthcare and is a prominent and highly regarded figure in the healthcare and higher education sectors. His excellent leadership, visibility and expertise in healthcare are of considerable value to the Board of Directors.
Michael C. Plansky has served as a director of SIGA since May 2017. Mr. Plansky has 35 years of experience at KPMG LLP where he served in a variety of senior leadership positions until his retirement in 2010. From 2005-2009, he was the National Partner in Charge, Risk Management – Audit, and Regional Risk Management Partner, serving on the firm’s Professional Practice Committee and having responsibility for oversight of risk management for the Americas region. Mr. Plansky also served as the firm’s Ombudsman and a member of its Legal and Compliance Committee and Management Review Panel. Earlier in his tenure, he held the roles of Lead Audit Engagement Partner, SEC Reviewing Partner and National Director of the firm’s Consumer Products Practice, serving a broad range of global public companies. Also, Mr. Plansky served as a director on ANN INC.’s Board of Directors between 2011 and 2015 and was an Adjunct Associate Professor at New York University’s Leonard N. Stern School of Business. Mr. Plansky provides our Board with broad accounting expertise, including significant knowledge in audit and risk management, and extensive experience across many industries.
Paul G. Savas has served as a director of SIGA since January 2004. Mr. Savas is Executive Vice President and Chief Financial Officer at MacAndrews & Forbes Incorporated. He joined MacAndrews & Forbes Incorporated in 1994 as Director of Corporate Finance, served in various positions of increasing responsibility and became Chief Financial Officer in 2007. He also serves as a director of Revlon, Inc., Harland Clarke Holding Corp. and vTv Therapeutics Inc. Mr. Savas provides our Board valuable business, leadership and management insights with respect to our strategic, operational and financial direction. Mr. Savas’s strong financial background, including his work at MacAndrews & Forbes Incorporated and his service on other boards, also provides financial expertise to the Board of Directors, including an understanding of financial statements, corporate finance, accounting and capital markets.
Meetings of the Board of Directors
During 2019, the Board of Directors held five meetings. The Independent Directors (as defined below) also regularly convene executive sessions where only such Independent Directors are present. Such meetings may be in conjunction with regularly scheduled meetings of the Board of Directors. Each member of the Board of Directors is also urged to attend the Annual Meeting. All nine current members of the Board of Directors, as well as Michael Bayer, who served as a director through July 2019, attended SIGA’s 2019 annual meeting of stockholders.
Director Independence
Based on the review and recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has determined that each of the directors, other than Drs. Gomez and Rose, are independent as defined by Rule 5605(a)(2) of the NASDAQ Marketplace Rules (the “Independent Directors”). In addition, based on the review and recommendation by the Nominating and Corporate Governance Committee, the Board of Directors determined that Mr. Bayer, who served as a director through July 2019, was independent during the time that he served as a director and that Mr. Durnan, who has been nominated to become a director of the Company, is independent, in each case as defined by such rules.
In assessing the independence of our directors and director nominees, the Nominating and Corporate Governance Committee and the Board took into account certain transactions, relationships and arrangements involving certain Independent Directors and concluded that such transactions, relationships and arrangements would not interfere with the exercise of independent judgment of such directors in carrying out the responsibilities of a director. In connection with such independence determinations, the Nominating and Corporate Governance Committee and the Board of Directors considered Mr. Constance’s position as a partner of Kramer Levin Naftalis & Frankel LLP, which provided legal services to the Company as further described under “Transactions with Related Persons”; Mr. Plansky’s sister in law’s husband’s service as a partner of PricewaterhouseCoopers LLP (“PwC”), the

Company’s independent auditors, and service in various leadership positions at PwC, none of which included any involvement in PwC’s audit services for the Company; Mr. Savas’s service as an executive of MacAndrews & Forbes Incorporated (“M&F”), a principal stockholder of the Company and, as further described under “Transactions with Related Persons”, the lessor of the Company’s headquarters; and Mr. Kindler’s service until December 2019 as Executive Chairman of vTv Therapeutics Inc., of which M&F is the controlling stockholder, and his having served through the end of 2018 as a consultant for M&F.
In addition, based on the review and recommendation by the Nominating and Corporate Governance Committee, the Board of Directors has determined that each member of the Audit and the Compensation Committee meets the heightened independence standards applicable to membership in the applicable committee under the applicable NASDAQ Marketplace Rules, and that the chairman of the Audit Committee meets the heightened standards for that position under the applicable NASDAQ Marketplace Rules.
Committees of the Board of Directors
The Board of Directors is responsible for appointing the members of the standing Audit, Compensation, and Nominating and Corporate Governance Committees. Each member of the Audit, Compensation, and Nominating and Corporate Governance Committees is an Independent Director. In addition, each of the committees of the Board of Directors has a written charter that was approved by the Board of the Directors. A copy of each charter is posted on SIGA’s website at www.siga.com under the “Corporate Governance” section.
Audit Committee. The Audit Committee, which consisted of directors Michael C. Planksy, James J. Antal, and Joseph W. Marshall, held four meetings during 2019. The Board of Directors has determined that each of the members of the Audit Committee is “independent” under applicable laws, rules and regulations, including the heightened NASDAQ independence standards and the regulations of the SEC relating to audit committee members. Moreover, the Company has determined that Mr. Plansky is an “audit committee financial expert” within the meaning of Regulation S-K (“Regulation S-K”) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The purpose of the Audit Committee is to assist the Board of Directors in the oversight of the integrity of SIGA’s financial statements, SIGA’s compliance with legal and regulatory matters, the independent registered public accounting firm’s qualifications and independence, and the performance of SIGA’s independent registered public accounting firm. The primary responsibilities of the Audit Committee are set forth in its charter and include various matters with respect to the oversight of SIGA’s accounting and financial reporting process and audits of the financial statements of SIGA on behalf of the Board of Directors. The Audit Committee also selects the independent registered public accounting firm to conduct the annual audit of SIGA’s financial statements; reviews the proposed scope of such audit; reviews the Company’s accounting and financial controls with the independent registered public accounting firm and our financial accounting staff; and reviews and approves transactions, if any, between us and our directors, officers, and their affiliates. A copy of the Audit Committee charter is available on SIGA’s website at www.siga.com under the “Corporate Governance” section. Also see the section of this proxy statement entitled “Report of the Audit Committee.”
Compensation Committee. The Compensation Committee, which consisted of Joseph W. Marshall, Paul G. Savas and Thomas E. Constance held four meetings during 2019. The Board of Directors has determined that each of the members of the Compensation Committee is “independent” under applicable laws, rules and regulations, including the heightened NASDAQ independence standards relating to compensation committee members. The Compensation Committee functions include reviewing and approving the compensation and benefits for SIGA’s executive officers, administering SIGA’s equity incentive plans and making recommendations to the Board of Directors regarding these matters. A copy of the Compensation Committee charter is available on SIGA’s website at www.siga.com under the “Corporate Governance” section. Also see the section of this proxy statement entitled “Compensation Discussion and Analysis.”
Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee (the “Nominating Committee”), which consisted of directors Michael J. Bayer until July 2019, Julie M. Kane from May 2019, James J. Antal until May 2019, Michael Plansky from November 2019, and Jeff Kindler, held three meetings in 2019. The Board of Directors has determined that each of the members of the Nominating Committee is “independent” under applicable laws, rules and regulations, including the NASDAQ listing standards. The Nominating Committee is responsible for searching for and recommending to the Board of Directors potential nominees for director positions, making recommendations to the Board of Directors regarding the size and composition of the Board of Directors and its committees, monitoring the Board of Director’s effectiveness, and developing and implementing SIGA’s corporate governance procedures and policies. A copy of the Nominating Committee charter is available on SIGA’s website at www.siga.com under the “Corporate Governance” section.
In selecting candidates for the Board of Directors, the Nominating Committee begins by determining whether the incumbent directors, whose terms expire at the annual meeting of stockholders, desire and are qualified to continue their service on the Board of Directors. SIGA is of the view that the continuing service of qualified incumbents promotes stability and continuity of the Board of Directors, giving SIGA the benefit of familiarity and insight into SIGA’s affairs that its directors have accumulated during their tenure, while contributing to the Board of Director’s ability to work as a collective body. Accordingly, it is the policy of the Nominating Committee, absent special circumstances, to nominate qualified incumbent directors who continue to satisfy the Nominating Committee’s criteria for membership on the Board of Directors, whom the Nominating Committee believes will continue to make important contributions to the Board of Directors and who consent to stand for re-election and, if re-elected, to continue their service on the Board of Directors. If there are positions on the Board of Directors for which the Nominating Committee will not be re-nominating an incumbent director, or if there is a vacancy on the Board of Directors, the Nominating Committee will solicit recommendations for nominees from persons whom the Nominating Committee believes are likely to be familiar with qualified candidates, including members of the Board of Directors and management of SIGA. The Nominating Committee may also engage a professional search firm to assist in the identification of qualified candidates, but did not do so in 2019. As to each recommended candidate that the Nominating Committee believes merits serious consideration, the Nominating Committee will collect as much information including, without limitation, soliciting views from other directors and SIGA’s management and having one or more Nominating Committee members interview each such candidate, regarding each candidate as it deems necessary or appropriate in order to make an informed decision with respect to such candidate. The Nominating Committee considers the overall qualifications of prospective nominees for director, including the particular experience, expertise and outlook that they would bring to the Board of Directors. While diversity may contribute to this overall evaluation, it is not considered by the Nominating Committee as a separate or independent factor in identifying nominees for director. Based on all available information and relevant considerations, the Nominating Committee will select, for each directorship to be filled, a candidate who, in the view of the Nominating Committee, is most suited for membership on the Board of Directors.
The Nominating Committee has adopted a policy with regard to the minimum qualifications that must be met by a Nomination Committee-recommended nominee for a position on the Board of Directors. Pursuant to this policy, the Nominating Committee generally requires that all candidates for the Board of Directors be of high personal integrity and ethical character and not have any interest that would, in the view of the Nominating Committee, materially impair the candidate’s ability to (i) exercise independent judgment or (ii) otherwise discharge the fiduciary duties owed as a director to SIGA and its stockholders. In addition, candidates must be able to represent fairly and equally all stockholders of SIGA without favoring or advancing any particular stockholder or other constituency of SIGA. Candidates must have demonstrated achievement in one or more fields of business, professional, governmental, communal, scientific or educational endeavor. Candidates are expected to have sound judgment and a general appreciation regarding major issues facing public companies of a size and operational scope similar to SIGA, including contemporary governance concerns, regulatory obligations of a public issuer, strategic business planning, competition in a global economy, and basic concepts of corporate finance. Candidates must also have, and be prepared to devote, adequate time to the Board of Directors and its committees. It is expected that, taking into account their other business and professional commitments, including their service on the boards of other companies, each candidate will be available to attend meetings of the Board of Directors and any committees on which the candidate will serve, as well as SIGA’s annual meeting of stockholders. SIGA also requires that at least a majority of the directors serving at any time on the Board of Directors are independent, as defined under the rules of the NASDAQ stock market and that at least three of the directors satisfy the financial literacy requirements required for service on the Audit Committee under the rules of the NASDAQ stock market.
The Nominating Committee has adopted a policy, summarized in this paragraph, with regard to the consideration of director candidates recommended by stockholders. The Nominating Committee will consider recommendations for the nomination of directors submitted by holders of SIGA’s shares entitled to vote generally in the election of directors. The Nominating Committee will give consideration to these recommendations for positions on the Board of Directors where the Nominating Committee has not determined to re-nominate a qualified incumbent director. While the Nominating Committee has not established a minimum number of shares that a stockholder must own in order to present a nominating recommendation for consideration, or a minimum length of time during which the stockholder must own its shares, the Nominating Committee may take into account the size and duration of a recommending stockholder’s ownership interest in SIGA. The Nominating Committee may also consider whether the stockholder making the nominating recommendation intends to maintain an ownership interest in SIGA of substantially the same size as its interest at the time of making the recommendation. The Nominating Committee may refuse to consider recommendations of nominees who do not satisfy the minimum qualifications prescribed by the Nominating Committee for board candidates.
The Nominating Committee has adopted procedures to be followed by stockholders in submitting recommendations of candidates for directors. The procedures are set forth in SIGA’s Bylaws and are posted on SIGA’s website at www.siga.com under the “Corporate Governance” section. Pursuant to these procedures, a stockholder (or group of stockholders) wishing to submit a nominating recommendation for an annual meeting of stockholders should arrange to deliver it to SIGA no earlier than 120 calendar days and no later than 90 calendar days prior to the first anniversary of the date of the prior year’s annual meeting of stockholders. All stockholder nominating recommendations should be in writing, addressed to the “Nominating and Corporate Governance Committee” in care of SIGA’s Secretary at SIGA’s principal headquarters, 31 East 62nd Street, New York, New York 10065. Submissions should be made by mail or courier. A nominating recommendation should be accompanied by the following information concerning each recommending stockholder:
•	the name and address of the recommending stockholder as they appear on the Company’s books;
•
the name and address of any other beneficial owner of the recommending stockholder’s Company stock or any affiliate of the recommending stockholder or such beneficial owner (any such person, a “stockholder associated person”);

•
as to each recommending stockholder and stockholder associated person: the number and class or series of SIGA’s shares directly or indirectly held of record and beneficially by the recommending stockholder or stockholder associated person; the date such shares were acquired; a description of any agreement, arrangement or understanding, direct or indirect, with respect to such nomination between or among the recommending stockholder, any stockholder associated person or any others (including their names); a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions and borrowed or loaned shares) that has been entered into, directly or indirectly, as of the date of the recommending stockholder’s notice by, or on behalf of, the recommending stockholder or any stockholder associated person, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of the recommending stockholder or any stockholder associated person with respect to shares of stock of SIGA; a description in reasonable detail of any proxy (including revocable proxies), contract, arrangement, understanding or other relationship pursuant to which the recommending stockholder or any stockholder associated person has a right to vote any shares of stock of the Company;

•
a representation that the recommending stockholder is a holder of record of stock of the Company entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose such nomination;

•
all information regarding the proposed nominee and each stockholder associated person that would be required to be disclosed in a solicitation of proxies subject to Section 14 of the Exchange Act, the written consent of such proposed nominee to being named in a proxy statement as a nominee and to serve if elected and a completed signed questionnaire, representation and agreement reasonably requested by the Company;

•
description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among a recommending stockholder, any stockholder associated person or their respective associates, or others acting in concert therewith, including all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the recommending stockholder, any stockholder associated person or any person acting in concert therewith, were the “registrant” for purposes of such rule and the proposed nominee were a director or executive of such registrant;

•
a representation as to whether the recommending stockholder intends (a) to deliver a proxy statement and form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to approve the nomination or (b) otherwise to solicit proxies from stockholders in support of such nomination;

•
all other information that would be required to be filed with the Securities and Exchange Commission (the “SEC”) if the recommending stockholder and any stockholder associated person were participants in a solicitation subject to Section 14 of the Exchange Act;

•	a representation that the recommending stockholder shall provide any other information reasonably requested by the Company; and
•	such other information as the Company may reasonably request.
Compensation Committee Interlocks and Insider Participation
None.
Code of Ethics
SIGA has adopted a Code of Ethics and Business Conduct that applies to its officers, directors and employees including, without limitation, our Chief Executive Officer, Chairman of the Board, Executive Vice President & Chief Financial Officer, General Counsel and Chief Administrative Officer, and Vice President & Chief Scientific Officer. The Code of Ethics and Business Conduct is available, free of charge, on SIGA’s website at www.siga.com under the “Corporate Governance” section. In the event that there is any amendment to or waiver from any provision of the Code of Ethics and Business Conduct that requires disclosure under Item 5.05 of Form 8-K, SIGA intends to satisfy these disclosure requirements by posting such information on its website, as permitted by Item 5.05(c) of Form 8-K.
Stockholder Communications with the Board of Directors
SIGA stockholders may send communications to the Board of Directors, any committee of the Board of Directors or an individual director. The process for so communicating is posted on SIGA’s website at www.siga.com under the “Corporate Governance” section.
Board Leadership Structure
SIGA recognizes that different Board leadership structures may be appropriate for SIGA during different periods of time and under different circumstances. SIGA believes that its current Board leadership structure is suitable for SIGA because it allows SIGA to consider a broad range of opinions in the course of its Board deliberations, including those with knowledge of SIGA’s day-to-day operations and business strategy, as well as those with an experienced independent viewpoint.
The Board of Directors does not have a policy on whether or not the roles of Chief Executive Officer and Chairman of the Board should be separate and, if they are to be separate, whether the Chairman of the Board should be selected from the non-employee Directors or be an employee. The Board of Directors believes that it should have the flexibility to make a determination from time to time in a manner that is in the best interests of SIGA and its shareholders at the time of such determination.
The Board of Directors believes that the Company’s former Chief Executive Officer, Dr. Rose, is best situated to serve as Chairman of the Board. Given Dr. Rose’s extensive knowledge and experience, including his past experience as Chief Executive Officer of SIGA, SIGA believes his service as Chairman provides significant value to SIGA and its shareholders. SIGA believes that separating the Chairman role from the Chief Executive Officer role, and having both roles work in coordination with an informed and engaged Board of Directors, provides the appropriate balance between strategy development and independent oversight of management. The Board of Directors has no independent director permanently designated as a “Lead Director.” The Board of Directors intends to review its leadership structure periodically and consider whether other structures might be appropriate.

The Board’s Role in Risk Oversight
The Board of Directors has an active role, as a whole and at the committee level, in overseeing management of our risks. The Board of Directors regularly reviews information about our financial condition and operations, and the risks associated with each. The Board’s Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The Audit Committee oversees management of financial reporting risks and considers the effects of systemic risks inherent in our business. The Nominating Committee manages risks associated with the independence of the Board of Directors, potential conflicts of interest and risks associated with other governance matters. Although each committee is responsible for evaluating certain risks and overseeing the management of those risks, the entire Board of Directors is regularly informed about them through committee reports. The entire Board regularly reviews the overall risk profile of the Company, and receives periodic briefings on any material changes in risk assessments, in particular within the Company’s Enterprise Risk Management (ERM) program. Within the framework of the ERM program, the Board regularly monitors and oversees risk management of key risks such as cyber-related risks and risks associated with any external events that cause material societal and/or business disruptions, such as the COVID-19 pandemic.

REPORT OF THE AUDIT COMMITTEE
During the 2019 fiscal year, the Audit Committee, operating under its written charter that has been approved by the full Board of Directors, consisted solely of three independent directors, as defined in Rule 5605(a)(2) of the NASDAQ Marketplace Rules, each of whom has been determined by the Board to qualify as a financial expert, within the meaning of the regulations of the Securities and Exchange Commission. The Audit Committee assists the Board of Directors in monitoring the quality and integrity of SIGA’s financial statements, the independent registered public accounting firm’s qualifications and independence, the performance of the independent registered public accounting firm, SIGA’s compliance with applicable legal and regulatory requirements, and SIGA’s assessment of financial risk exposures. Management is responsible for SIGA’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of SIGA’s consolidated financial statements and the effectiveness of its internal controls over financial reporting in accordance with generally accepted auditing standards and for issuing its reports on those financial statements and related internal controls. The Audit Committee monitors and oversees these processes.
In this context, the Audit Committee has reviewed and discussed the audited consolidated financial statements as of and for the year ended December 31, 2019 and internal controls over financial reporting as of December 31, 2019 with management and with PricewaterhouseCoopers LLP (“PwC”), SIGA’s independent registered public accounting firm. Also, the Audit Committee has discussed with PwC the matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301, Communications with Audit Committees, and Rule 2-07 of Regulation S-X promulgated under the Securities Exchange Act of 1934, as amended.
The Audit Committee has received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its audit and other fees and the issue of its independence from SIGA. The Audit Committee has concluded that the fees paid to PwC are compatible with its independence.
Based on its review of the audited consolidated financial statements and the various discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2019 be included in SIGA’s Annual Report on Form 10-K filing with the SEC. The Audit Committee has also recommended, subject to stockholder ratification, the selection of SIGA’s independent registered public accounting firm for the year ending December 31, 2020.
Respectfully submitted by the Audit Committee,
Michael C. Plansky, Chairman
James J. Antal
Joseph W. “Chip” Marshall, III

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
The Compensation Committee, comprised of independent directors, has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
Respectfully submitted by the Compensation Committee,
Joseph W. “Chip” Marshall, III, Chairman
Thomas E. Constance
Paul G. Savas

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Ownership of Common Stock
The following tables set forth certain information regarding the beneficial ownership of SIGA’s voting securities as of April 24, 2020 of (i) each person known to SIGA to own beneficially more than 5% of the applicable class of voting securities, (ii) each director and director nominee of SIGA, (iii) each Named Executive Officer (as defined below) and (iv) all directors and executive officers of SIGA as a group. As of April 24, 2020, a total of 81,047,424 shares of Common Stock were outstanding. Each share of Common Stock is entitled to one vote on matters on which holders of Common Stock are eligible to vote. The column entitled “Percentage of Total Voting Stock Outstanding” shows the percentage of total voting stock beneficially owned by each listed party.
The number of shares beneficially owned is determined under rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of April 24, 2020, through the exercise or conversion of any stock option, convertible security, warrant or other right. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares that power with that person’s spouse) with respect to all shares of capital stock listed as owned by that person or entity.
Name and Address of Beneficial Owner(1)	Amount of Beneficial Ownership(2)	Percentage of Common Stock Outstanding	Percentage of Total Voting Stock Outstanding
MacAndrews & Forbes Incorporated(3) 35 East 62nd Street New York, NY 10065	24,156,358	29.81%	29.81%
Andrew L. Sole and Paul Saunders, Jr.(4) 1325 Avenue of the Americas, Suite 2724 New York, NY 10019	6,971,646	8.60%	8.60%
BlackRock, Inc.(5) 55 East 52nd Street New York, NY 10055	4,782,571	5.90%	5.90%
James J. Antal 30952 Steeplechase Dr. San Juan Capistrano, CA 92675	165,875(6)	*	*
Thomas E. Constance Kramer Levin Naftalis & Frankel LLP 1177 Avenue of the Americas New York, NY 10036	332,806(7)	*	*
Julie M. Kane 31 East 62nd Street New York, NY 10065	42,500(8)	*	*
Jeffrey Kindler Starboard Capital Partners LLC 30 Jelliff Lane Southport, CT 06890	152,339(9)	*	*
Joseph W. Marshall III Stevens & Lee 1818 Market Street Philadelphia, PA 19103	177,769(10)	*	*
Michael C. Plansky 31 East 62nd Street, 5th floor New York, NY 10065	70,000(11)	*	*
Eric A. Rose, M.D.	1,066,793(12)	1.32%	1.32%
Paul G. Savas 35 East 62nd Street New York, NY 10065	327,847(13)	*	*

Name and Address of Beneficial Owner(1)	Amount of Beneficial Ownership(2)	Percentage of Common Stock Outstanding	Percentage of Total Voting Stock Outstanding
Phillip. L. Gomez, Ph.D.	475,782	*	*
Daniel J. Luckshire	344,943(14)	*	*
Dennis E. Hruby, Ph.D.	147,465	*	*
Robin E. Abrams	21,892	*	*
All executive officers and directors as a group (twelve individuals)	3,326,011(15)	4.08%	4.08%
*	Less than 1%
(1)	Unless otherwise indicated the address of each beneficial owner identified is 31 East 62nd Street, 5th floor, New York, New York 10065.
(2)
Unless otherwise indicated, each person has sole investment and voting power with respect to the shares indicated. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares as of a given date which such person has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding for the purpose of computing the percentage ownership of such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(3)
Based on the amended Schedule 13D filed with the SEC on November 18, 2016 by MacAndrews & Forbes Incorporated, reporting beneficial ownership. The underlying beneficial owners, MacAndrews & Forbes LLC and ST Holdings One LLC, are direct, wholly owned subsidiaries of MacAndrews & Forbes Incorporated. The ROP Revocable Trust dated 1/9/2018, of which Ronald O. Perelman is the sole trustee and beneficiary, is the sole stockholder of MacAndrews & Forbes Incorporated.

(4)
Based on the Schedule 13D/A filed with the SEC on February 24, 2020 by Andrew L. Sole and Paul Saunders, Jr., as members of a “group,” reporting beneficial ownership. Beneficial ownership is comprised of 2,740,000 shares held by investment partnerships managed by affiliates of Paul Saunders, Jr., 10,000 shares held outright by Paul Saunders, Jr., 4,076,309 shares held by investment partnerships managed by affiliates of Andrew Sole, and 145,337 shares held outright by Andrew Sole.

(5)	Based on the Schedule 13G filed with the SEC on February 7, 2020 by BlackRock, Inc. reporting beneficial ownership.
(6)	Includes 20,000 shares of Common Stock issuable upon exercise of options. Also includes 15,000 restricted stock units vesting on May 21, 2020.
(7)	Includes 20,000 shares of Common Stock issuable upon exercise of options. Also includes 15,000 restricted stock units vesting on May 21, 2020.
(8)	Includes 25,000 shares of Common Stock issuable upon exercise of options. Also includes 15,000 restricted stock units vesting on May 21, 2020.
(9)	Includes 25,000 shares of Common Stock issuable upon exercise of options. Also includes 15,000 restricted stock units vesting on May 21, 2020.
(10)	Includes 20,000 shares of Common Stock issuable upon exercise of options. Also includes 15,000 restricted stock units vesting on May 21, 2020.
(11)	Includes 25,000 shares of Common Stock issuable upon exercise of options. Also includes 15,000 restricted stock units vesting on May 21, 2020.
(12)	Includes 15,000 restricted stock units vesting on May 21, 2020.
(13)	Includes 20,000 shares of Common Stock issuable upon exercise of options. Also includes 15,000 restricted stock units vesting on May 21, 2020.
(14)	Includes 120,000 shares of Common Stock issuable upon exercise of options.
(15)	See footnotes (6)-(14).

MANAGEMENT
Executive Officers
The following table sets forth certain information with respect to the executive officers of SIGA:
Name	Age	Position
Phillip L. Gomez, Ph.D.	53	Chief Executive Officer and Director
Daniel J. Luckshire	49	Executive Vice President, Chief Financial Officer and Secretary
Dennis E. Hruby, Ph.D.	68	Vice President and Chief Scientific Officer
Robin E. Abrams	56	General Counsel and Chief Administrative Officer
Daniel J. Luckshire has served as Executive Vice President and Chief Financial Officer since February 2011. Prior to joining SIGA, Mr. Luckshire was a strategic advisor and private investor for companies within specialized market segments. Between 1998 and 2008, Mr. Luckshire was an investment banker at Merrill Lynch & Co., where he held various positions of increasing responsibility. Prior to his employment with Merrill Lynch, Mr. Luckshire was a member of the management team that built USI Insurance Services into a national insurance brokerage and was a CPA at Price Waterhouse LLP. Mr. Luckshire has a Master of Business Administration degree in Finance and Strategic Management from The Wharton School of the University of Pennsylvania and a Bachelor of Science degree from Villanova University.
Dennis E. Hruby, Ph.D. has served as Vice President and Chief Scientific Officer since June 2000. From April 1, 1997 through June 2000, Dr. Hruby was our Vice President of Research. From January 1996 through March 1997, Dr. Hruby served as a senior scientific advisor to SIGA. Dr. Hruby is an Adjunct Courtesy Professor of Microbiology at Oregon State University, and from 1990 to 1993 was Director of the Molecular and Cellular Biology Program and Associate Director of the Center for Gene Research and Biotechnology. Dr. Hruby specializes in virology and cell biology research, and the use of viral and bacterial vectors to produce recombinant vaccines as well as antiviral development. He is a member of the American Society of Virology, the American Society for Microbiology and a fellow of the American Academy of Microbiology. Dr. Hruby received a Ph.D. in microbiology from the University of Colorado Medical Center and a B.S. in microbiology from Oregon State University.
Robin E. Abrams joined SIGA as General Counsel and Chief Administrative Officer in April 2016. Subsequently, in August 2016, Ms. Abrams was also appointed Executive Vice President and General Counsel for vTv Therapeutics. Prior to joining SIGA, Ms. Abrams had a fourteen-year tenure at Purdue Pharma L.P., where she served as Vice President and Associate General Counsel. While at Purdue, Ms. Abrams was Purdue’s primary legal contact with government entities including the Department of Justice, Drug Enforcement Administration and other federal, state and local authorities. Ms. Abrams also served as Purdue’s liaison with congressional committees and caucuses that focused on issues related to Purdue’s products, such as abuse and diversion of opioid pharmaceutical products. Ms. Abrams also oversaw Purdue’s legal regulatory, employment, and government litigation groups. Prior to Purdue, Ms. Abrams served as an Assistant United States Attorney in the Southern District of New York and prior to that, Ms. Abrams clerked for then-Chief Judge Jack B. Weinstein, federal District Court, Eastern District of New York. Ms. Abrams earned her Juris Doctor degree from New York University School of Law, and her Bachelor of Arts degree from Cornell University.
See Director Nominee Information for a biography of Dr. Gomez.

COMPENSATION DISCUSSION AND ANALYSIS
Overview
The Compensation Committee of the Board of Directors is responsible for reviewing and recommending to the Board of Directors the compensation of our “named executive officers,” as such term is defined in Regulation S-K promulgated under the Exchange Act (“Named Executive Officers”), as well as our other key employees. In this regard, the Compensation Committee has the responsibility to establish a compensation policy for officers and key employees designed to (i) attract and retain the best possible executive talent; (ii) tie annual and long-term cash and stock incentives to achievement of corporate and individual performance objectives; and (iii) provide competitive compensation to our officers and key employees to align executives’ incentives with the creation of stockholder value.
As a general matter, the compensation policy for officers and key employees has historically included a combination of the following:
•	base salary, which is determined on an annual or semi-annual basis,
•	annual or other time-based cash incentive compensation, and
•	long-term incentive compensation often in the form of equity awards.
This section discusses the principles underlying our executive compensation policies, our decisions to date and the principles that we expect to use in coming years.
Our Named Executive Officers
For 2019, our Named Executive Officers and their titles were:
Name	Title
Phillip L. Gomez, Ph.D.	Chief Executive Officer and Director
Daniel J. Luckshire	Executive Vice President, Chief Financial Officer and Secretary
Dennis E. Hruby, Ph.D.	Vice President and Chief Scientific Officer
Robin E. Abrams	General Counsel and Chief Administrative Officer
Our Executive Compensation Decision Process
Overview
Our Compensation Committee reviews and approves the corporate goals and objectives with respect to the compensation for the Company’s executive officers, including the Chief Executive Officer. In its discretion, the Compensation Committee may establish cash or equity incentive programs and otherwise award cash bonuses or equity-based awards to executive officers and key employees. Annual incentive compensation to our executive officers is payable pursuant to contractual provisions with certain executives that provide eligibility to receive discretionary bonuses and equity-based awards at the sole discretion of the Board of Directors. The Board of Directors’ decisions in such matters have been delegated from time to time to the Compensation Committee. In connection with its review of compensation matters for the Company’s executive officers, the Compensation Committee considers the executive’s performance and long-term contribution to achieving the Company’s objectives, economic and business conditions affecting the Company, the financial condition of the Company and reviews information regarding the compensation of similarly situated executives at peer companies. The Compensation Committee either makes cash or/and equity-based awards or makes recommendations to the Board of Directors with respect to the amounts of such awards based on the foregoing criteria.
Role of Executive Officers in Setting Compensation Decisions
Regarding most compensation matters, the Chief Executive Officer has historically provided recommendations to the Compensation Committee relying on his personal experience with respect to evaluating the contribution of our other executive officers. Dr. Phillip L. Gomez, our Chief Executive Officer, was involved in compensation recommendations for 2019, with input from our Executive Vice President & Chief Financial Officer, Vice President & Chief Scientific Officer and General Counsel & Chief Administrative Officer as it relates to the compensation of other key employees. The Compensation Committee considers, but retains the right to reject or modify, such recommendations. Although the Chief Executive Officer may attend a portion of the meetings of the Compensation Committee, neither he nor any other member of management may be present during executive sessions of the Compensation Committee. Moreover, the Chief Executive Officer may not be present when decisions with respect to his compensation are made.
Compensation Advisors
The Compensation Committee has the authority to retain compensation consultants to advise the Compensation Committee as it deems necessary to carry out its duties. In 2019, the Compensation Committee continued to use the services of Compensation Advisory Partners LLC, or CAP, as its independent executive compensation consultant in accordance with its Committee Charter. The Compensation Committee has the discretion to use analyses prepared by the consultant as part of its review of SIGA’s executive compensation practices. The consultant reports directly to the Compensation Committee, and the Compensation Committee has the final authority to hire and terminate the consultant.
CAP attends meetings of the Compensation Committee, as requested, and is available to communicate with the committee chairman between meetings; however, the Compensation Committee makes all decisions regarding any compensation matters that are discussed with CAP. At no time has the Compensation Committee directed CAP to perform services in any particular manner or using any particular methodology.
CAP does not provide any consulting advice to SIGA outside of the scope of employee and director compensation.
Competitive Market Analysis and Benchmarking
In reviewing the compensation of the Chief Executive Officer and other executive officers, the Compensation Committee considers the compensation awarded to executives of similarly situated companies, the Company’s performance, the respective individual’s performance and long-term contribution to achieving the Company’s objectives, compensation given to executives in past years, anticipated changes to future duties and other factors the Compensation Committee deems appropriate. The peer group for the Company is periodically updated in consultation with CAP. Setting of the peer group reflects a variety of factors, including: the industry specialization of potential peer companies, the number of commercial drug products in select geographic markets at potential peer companies, the historical market capitalization of SIGA relative to the market capitalization of potential peer companies, and the historical and expected gross and net cash inflows of SIGA relative to the actual and projected commercial revenue and EBIT of potential peer companies. This group of companies provides appropriate compensation benchmarks because of comparable quantitative and qualitative metrics and because these companies may compete with us for executives and other employees.
The group of companies within the peer group includes:
Acorda Therapeutics Inc.	Omeros Corporation
Alimera Sciences, Inc.	Otonomy, Inc.
BioCryst Pharmaceuticals, Inc.	Retrophin, Inc.
Dermira, Inc.	Spectrum Pharmaceuticals, Inc.
Ironwood Pharmaceuticals, Inc.	Vanda Pharmaceuticals, Inc.
Mannkind Corp.
Evaluations
The Compensation Committee evaluates, at least once a year, the performance of our executive officers and other key employees in light of goals and objectives established by the Committee. Based upon these evaluations, the Compensation Committee either adjusts the compensation of such personnel as appropriate or recommends to the full Board of Directors any adjustment for such personnel, including any change to base salary, incentive cash compensation and equity awards. In its evaluation of the Chief Executive Officer, the Compensation Committee considers overall management of the Company; progress in the performance of strategic, regulatory and commercial activities; identification and development of product candidates; identification and assessment of growth opportunities; and the establishment and maintenance of successful relationships with the Company’s customers, potential customers, various funding and research partners, the Board of Directors, and shareholders. In its evaluation of the Executive Vice President & Chief Financial Officer, the Committee considers the Company’s financial performance, the Chief Financial Officer’s role in achieving our short-term and long-term financial, strategic and operational goals; the Chief Financial Officer’s contribution to the management of the Company; the Chief Financial Officer’s relationship with shareholders and potential investors; the Chief Financial Officer’s efforts with respect to financial regulatory compliance (including compliance with any applicable listing rules, the securities laws and all related regulations) and the preparation of and compliance with the Company’s budget; and responsiveness in addressing any financial or operational issues as they arise. In its evaluation of the General Counsel, the Committee considers the strategic contribution to the Board of Directors and the management team; the achievement of legal objectives within budgetary requirements; the General Counsel’s role in achieving our short-term and long-term contractual, commercial and strategic goals; and responsiveness in addressing any legal issues as they arise. In its evaluation of the Company’s Vice President & Chief Scientific Officer, the Committee considers achievement of program objectives within budgetary and timeline requirements; the Chief Scientific Officer’s contribution to key short-term and long-term business initiatives; relationships with regulators and current and possible future scientific partners; compliance with contract and grant requirements; and management of the Company’s research and development facility located in Corvallis, Oregon. For all four of our current Named Executive Officers, the Committee considers performance in connection with government contracts.
Our Compensation Philosophy and Program Objectives
The overall objectives of the Company’s compensation program are to attract and retain the best possible executive talent, to motivate such executives to achieve the goals inherent in the Company’s business strategy, to maximize the link between executive and stockholder interests and to recognize individual contributions, as well as overall business results. Results taken into account will include both short-term results of the immediately preceding fiscal year and long-term results, which will include recognition of the Company’s performance and achievements likely to contribute to shareholder value creation over a longer period. To achieve these objectives, the Company has developed an overall compensation strategy and specific compensation plans that tie a substantial portion of an executive’s compensation to performance.
The Role of Shareholder Advisory Votes on Executive Compensation
The Company’s shareholders are provided with an opportunity to cast an advisory vote every three years on the Company’s executive compensation program. At the Company’s annual meeting held in May 2017, a majority of the votes cast supported our advisory vote proposal on the Company’s executive compensation program. The Compensation Committee will continue to consider the outcome of our past and future advisory vote proposals, including Proposal No. 2 in this Proxy Statement, when making future compensation decisions for the Named Executive Officers.
Our Executive Compensation Program
Overview
The key elements of the Company’s compensation program consist of fixed compensation in the form of base salary, and the discretion to award variable compensation in the forms of incentive cash compensation and equity awards. The Compensation Committee’s policies with respect to each of these elements are discussed below. In addition, while the elements of compensation described below are considered separately, the Compensation Committee takes into account the full compensation package offered by the Company to the individual, including insurance and other benefits, as well as the programs described below.
Base Salary
The compensation philosophy of the Company is to maintain executive base salary at a competitive level to enable the Company to attract and retain executives and key talent needed to accomplish the Company’s goals. In determining the appropriate base salary levels and, to a lesser extent, other compensation elements, the Compensation Committee considers the scope of responsibility, prior experience and past accomplishments, and anticipated changes to future job responsibilities, as well as historical practices within the Company. Economic, legal and business conditions affecting the Company are also considered. The Compensation Committee also considers historical levels of salary paid by the Company as well as the provisions in the various executives’ employment contracts with the Company, which contracts are more fully discussed elsewhere in this proxy statement.

Periodic adjustments in base salary may be merit-based with respect to individual performance or tied to the Company’s financial condition or specified in executives’ employment agreements or based on other competitive factors. The Compensation Committee takes into account the effect of any transaction outside of the ordinary course of business that has been consummated during the relevant year and, where appropriate, also considers non-financial performance measures. These include the Company’s competitive position, scientific developments and improvements in relations with employees and investors.
For each of Dr. Gomez, Mr. Luckshire, Ms. Abrams and Dr. Hruby, we paid a base salary in 2019 in accordance with such executive’s employment agreement. For 2020, the base salaries of these executives were reviewed by our Compensation Committee and Dr. Gomez, Ms. Abrams, Dr. Hruby, and Mr. Luckshire each received a 3% salary increase in accordance with his or her employment agreement, effective as of January 1, 2020.
The size of the changes to base salary are consistent with the salary guidelines applicable to other employees. The base salary levels of these executives reflect our Compensation Committee’s subjective judgment, which took into account each executive’s respective position and tenure, our present needs, the general business environment, the executive’s individual performance, achievements and prior contributions and anticipated performance levels.
Annual Incentive Compensation
The Compensation Committee, in its discretion, may establish cash incentive programs and otherwise award bonuses to executive officers and key employees. Annual incentive compensation to our executive officers is payable pursuant to contractual provisions with certain executives that provide eligibility to receive bonuses, in the sole discretion of the Board of Directors or Compensation Committee based on the executive’s performance, economic and business conditions affecting the Company, and the financial condition of the Company. The Compensation Committee approves or makes recommendations to the Board of Directors with respect to annual incentive compensation.
2019 Performance Year Bonus Program
For the 2019 performance year, the Board of Directors approved cash bonuses for executive officers based on the recommendation of the Compensation Committee. The Compensation Committee evaluated the performance of executive officers, and set cash bonus eligibility, within the context of the Company’s overall performance. Performance has been assessed by the Compensation Committee and the Board of Directors based upon a range of considerations.
Key corporate goals, as established early each year, provide the Compensation Committee and the Board of Directors with a measurement guide for executive officer performance. Such goals measure progress in the context of strategic, financial, commercial and regulatory activities that are believed to create enterprise value. These corporate goals are heavily weighted toward activities important in the successful performance of our existing BARDA contracts, the award of new government contracts (domestic and/or international), continued and substantive R&D and regulatory progress in connection with TPOXX, and the building of capabilities that would support long-term growth at the Company. Achievement of these pre-specified corporate goals, in combination with other considerations as contemplated by the Compensation Committee and the Board of Directors, provided executives with an opportunity to earn a cash bonus that is equivalent to annual base salary (“Target Annual Cash Bonus”).
A summary of the corporate goals for the 2019 performance year is as follows:
•	Maximize the value of procurement and development contracts with the U.S. government.
•	Implementation, refinement and optimization of strategies for TPOXX international business development.
•	Substantial progress on label expansion strategies for TPOXX.
•	Scan and assess growth opportunities for the Company, as well as continue to focus on asset maximization, risk management and leveraging core capabilities of the Company.
For the 2019 performance year, the Compensation Committee determined, based on a range of considerations including the achievement of all corporate goals, that Dr. Gomez, Mr. Luckshire, Ms. Abrams and Dr. Hruby were eligible for a cash bonus equivalent to their Target Annual Cash Bonus. Furthermore, based on each individual’s contribution to Company performance (as discussed below), the Compensation Committee recommended to the Board of Directors that each executive be paid a performance cash bonus equivalent to their Target Annual Cash Bonus.

For Dr. Gomez, the Board of Directors approved a cash bonus of $795,675 based on the recommendation of the Compensation Committee. In the Compensation Committee’s evaluation of Dr. Gomez’s contribution to the Company’s performance, the following was considered: the overall management of the Company; progress in the performance of strategic, regulatory and commercial activities; identification and development of product candidates; identification and assessment of growth opportunities; the establishment and maintenance of successful relationships with the Company’s customers, potential customers, various funding and research partners, the Board of Directors and shareholders; and Dr. Gomez’s leadership with respect to government procurement and development contracts and business development initiatives.
For Mr. Luckshire, the Board of Directors approved a cash bonus of $618,000 based on the recommendation of the Compensation Committee. In the Compensation Committee’s evaluation of Mr. Luckshire’s contribution to the Company’s performance, the following was considered: Mr. Luckshire’s role in achieving the Company’s financial, strategic and operational goals; Mr. Luckshire’s contribution to the management of the Company; Mr. Luckshire’s relationships with shareholders and potential investors; Mr. Luckshire’s efforts with respect to financial regulatory compliance (including compliance with any applicable listing rules, securities laws and all related regulations), and the preparation of and compliance with the Company’s budget; Mr. Luckshire’s responsiveness in addressing any timely financial or operational developments as they arose; and Mr. Luckshire’s substantive role in managing government procurement contracts.
For Ms. Abrams, the Board of Directors approved a cash bonus of $535,436 based on the recommendation of the Compensation Committee. In the Compensation Committee’s evaluation of Ms. Abrams’ contribution to the Company’s performance, the following was considered: Ms. Abrams’ strategic contribution to the Board of Directors and the management team; the achievement of legal objectives within budgetary requirements; Ms. Abrams responsiveness in addressing any legal developments as they arose; and Ms. Abrams’ role in achieving our contractual, commercial and strategic goals. Ms. Abrams also played a pivotal role in establishing and reviewing the Company’s ERM program with input from senior management and subject matter experts as appropriate, and making periodic reports on same to the Board of Directors.
For Dr. Hruby, the Board of Directors approved a cash bonus of $614,938 based on the recommendation of the Compensation Committee. In the Compensation Committee’s evaluation of Dr. Hruby’s contribution to the Company’s performance, the following was considered: Dr. Hruby’s achievement of development program objectives within budgetary requirements; Dr. Hruby’s contribution to key business initiatives; Dr. Hruby’s relationships with regulators and current and possible future scientific partners; compliance with government contract requirements; Dr. Hruby’s management of the Company’s research facility located in Corvallis, Oregon; and Dr. Hruby’s substantial role in managing development and procurement contracts with the U.S. government.
The cash bonuses for Dr. Gomez, Mr. Luckshire, Ms. Abrams and Dr. Hruby were paid in March 2020.
We believe that our annual incentive bonus program can motivate and encourage our executives to fulfill or exceed our objectives and provide us with the opportunity to recognize superior individual performance.
Long-Term Incentive Compensation
In recognition of Dr. Hruby’s contribution to FDA approval of oral TPOXX for the treatment of smallpox and in consideration of Dr. Hruby’s role in ongoing development initiatives for TPOXX, the Company and Dr. Hruby entered into an addendum to Dr. Hruby’s amended and restated employment agreement on August 10, 2018 pursuant to which Dr. Hruby became eligible for two potential milestone bonuses of $200,000 each. The first bonus was earned as Dr. Hruby was still employed with the Company and performing the functions of Chief Scientific Officer as of December 31, 2019 and the second will be earned if he still employed by the Company and performing the functions as noted above as of December 31, 2020. If Dr. Hruby’s employment is terminated or he resigns from his position at SIGA at any point between December 31, 2019 and the end of the term of the addendum, the Company will be obligated to pay Dr. Hruby any unpaid milestone bonus that he has already earned as of the time of his separation. SIGA will not pay any prorated share of any milestone bonus if Dr. Hruby’s employment with the Company ends before either bonus is earned.
Long-Term Equity Incentive Awards
The Compensation Committee believes that granting equity-based incentives can provide officers and employees with a strong economic interest in maximizing stock price appreciation over the long term. The Committee also believes that the practice of granting equity-based incentives can be useful in retaining and recruiting the key talent necessary to ensure the Company’s continued success. This element of compensation is governed by the 2010 Plan which provides for grants of incentive stock options (“ISOs”); nonqualified stock options; stock appreciation rights (“SARs”); restricted stock units (“RSUs”); and shares of restricted and unrestricted stock to our executives, directors and employees. The 2010 Plan is administered by our Compensation Committee, which reviews management’s recommendations concerning persons to be granted awards, and determines the number of and type of equity-based awards to be granted to each such person, and the terms and conditions of any grant as permitted under the 2010 Plan.
In determining the size of a share-based award to a Named Executive Officer, or whether to grant a share-based award, the Compensation Committee considers not only competitive market factors, changes in responsibility, prior year compensation and the executive officer’s performance, but also the number, term and vesting of stock-based awards previously granted to the officer. The Compensation Committee may also consider the total compensation package or changes made thereto, when determining whether to make a stock-based award. The number of shares granted to a Named Executive Officer, and whether shares are granted, is determined by the Compensation Committee based on its consideration of the nature of the Named Executive Officer’s individual responsibilities and short and long-term contributions. In connection with its review of compensation matters for the Company’s executive officers, the Compensation Committee also reviews information regarding the overall compensation, including stock-based awards, of similarly situated executives at peer companies. The Compensation Committee makes recommendations to the Board of Directors with respect to such awards based on the foregoing facts.
In 2019, Ms. Abrams and Mr. Luckshire each received an equity award. Ms. Abrams and Mr. Luckshire each received an award in July 2019 of 26,666 shares of common stock of the Company and 53,334 restricted stock units (RSUs). The shares of common stock vested immediately and the RSUs vest in equal yearly installments over a period of two years with half of such RSUs vesting on July 31, 2020 and the other half vesting on July 31, 2021. The award of shares and RSUs was made in recognition of Ms. Abrams’ and Mr. Luckshire’s individual contributions to the successful completion of key initiatives both in 2019 and during prior periods as to which awards had not been made.
Additional Benefits and Perquisites
Our officers and key employees are entitled to participate in the benefit plans which are generally available to all employees, including health, dental, life, and accidental disability. For each of these benefit plans, the Company makes contributions to the premiums paid to the plans. The Company also offers a 401(k) defined contribution plan, but it makes no contribution to the 401(k) plan. In each case, we provide these benefits to our executive officers on the same basis as our other employees.
Severance and Change of Control Agreements
We also provide our executive officers with severance and change of control arrangements in their employment contracts. We believe that severance and change of control packages are a common characteristic of compensation for key executive officers. They are intended to provide our executive officers with a sense of security in making the commitment to dedicate their professional careers to our success. Due to our size relative to other public companies and our operating history, we believe that severance and change of control arrangements are necessary to help us attract and retain necessary skilled and qualified executive officers to continue to grow our business. Details with respect to our severance and change of control arrangements with our executive officers are set forth below under the heading “Potential Payments upon Termination or Change of Control.”
Our Compensation Policies
Section 162(m) Policy
Section 162(m) of the Internal Revenue Code, as amended by the recently enacted Tax Cuts and Jobs Act, now limits the deductibility of compensation over $1 million in any year paid to the Chief Executive Officer, the Chief Financial Officer and any of the three highest paid other executive officers. The Compensation Committee takes into account the deductibility of compensation in determining Named Executive Officer compensation. However, the Compensation Committee retains its discretion to authorize compensation payments that do not qualify for the exemptions in Section 162(m) when the Compensation Committee believes that such payments are appropriate.

Common Stock Ownership Requirements
While we have not adopted a formal written policy on common stock ownership requirements, part of our compensation philosophy involves common stock ownership by our executive officers, because we believe that it helps to align their financial interests with those of our stockholders. We also recognize, on the other hand, that our executive officers cannot acquire more than 10% of our common stock without triggering adverse tax consequences. In addition, we expect our executive officers to abide by the provisions of our Confidential Information Policy and Securities Trading Policy.
Hedging Policy
Pursuant to the Company’s securities trading policy, directors and officers (as well as other employees) of the Company are prohibited from engaging in “hedging” transactions, such as prepaid variable forwards, equity swaps, collars and exchange funds unless pre-cleared by the Company’s general counsel, and are also prohibited from short-selling Company securities (i.e., selling Company securities that the officer or director does not own in the expectation that the price will decline), in a manner which is contrary to the provisions of Section 16(c) of the Exchange Act, whether or not Section 16(c) applies to such officer or director; and
Timing of Awards
Our Compensation Committee has the authority to issue equity awards under our incentive plan. The Compensation Committee strives to ensure that any award is made in such a manner to avoid even the appearance of manipulation because of its award date.
Financial Restatement
Although we have not adopted a formal written policy, it is our Board of Directors’ informal policy that the Compensation Committee will, to the extent permitted by governing law, have the sole and absolute authority and discretion in consultation with the Board of Directors, to make retroactive adjustments to any cash or equity based incentive payments to executive officers where the payment was based upon the achievement of certain financial results that were subsequently the subject of a restatement, without regard to misconduct being involved. If the Compensation Committee chose to exercise this discretion, we would seek to recover any amount determined to have been improperly paid to the executive officer.

Summary Compensation Table
The following table sets forth the total compensation of the Company’s Named Executive Officers for the last three fiscal years ended December 31, 2019:
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non - Equity Incentive Plan Compensation ($)	All other Compensation ($)	Total ($)
Phillip L. Gomez, Ph.D. Chief Executive Officer	2019	795,675	795,675	—	—	—	—	1,591,350
	2018	772,500	772,500	—	—	—	—	1,545,000
	2017	750,000	912,329	—	—	—	—	1,662,329

Daniel J. Luckshire Executive Vice President & Chief Financial Officer	2019	618,000	618,000	448,000(5)	—	—	—	1,684,000
	2018	600,000	600,000	—	—	—	—	1,200,000
	2017	521,674	521,674	—	—	—	—	1,043,348

Dennis E. Hruby, Ph.D. Vice President & Chief Scientific Officer	2019	614,938	614,938	—	—	200,000(6)	—	1,429,876
	2018	597,027	597,027	—	—	—	—	1,194,054
	2017	579,638	579,638	88,000(3)	—	—	—	1,247,276

Robin E. Abrams General Counsel and Chief Administrative Officer	2019	535,436	535,436	448,000(5)	—	—	—	1,518,872
	2018	519,841	519,841	119,700(4)	—	—	—	1,159,382
	2017	504,700	504,700	—	—	—	—	1,009,400
(1)	Bonuses are shown in the year in which they were accrued and earned.
(2)	Stock options, stock appreciation rights and stock awards represent the aggregate grant date fair value calculated in accordance with the authoritative accounting literature.
(3)
Represents aggregate grant date fair value of RSUs. Dr. Hruby was awarded 25,000 RSUs on June 8, 2017. The award was approved by the Compensation Committee in consideration of Dr. Hruby’s leadership in achieving regulatory milestones that led to a filing in December 2017 of a new drug application with the FDA for the Company’s oral smallpox therapeutic candidate (TPOXX). The RSUs vest upon FDA final approval of TPOXX for the treatment of smallpox. For purposes of the presentation in this table, grant date fair value was calculated based on the share price for SIGA’s common stock on the grant date

(4)	Represents grant date fair value of stock awarded. Ms. Abrams was awarded 15,000 shares on August 20, 2018 in recognition of Ms. Abrams’ contribution to regulatory progress for TPOXX.
(5)
Represents grant date fair value of stock and RSUs awarded. Ms. Abrams and Mr. Luckshire. Each were awarded 26,666 shares and 53,334 RSUs on July 31, 2019 in recognition of Ms. Abrams’ and Mr. Luckshire’s individual contributions to the successful completion of key initiatives.

(6)
Represents a cash milestone bonus of $200,000 under an addendum to Dr. Hruby’s amended and restated employment agreement on August 10, 2018 pursuant to which Dr. Hruby became eligible for two potential milestone bonuses of $200,000 each, subject to continued employment as the Company’s Chief Scientific Officer.

Grants of Plan - Based Awards
Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Phillip L. Gomez, Ph.D.		—	—	—	—
Daniel J. Luckshire	7/31/2019	80,000(2)	—	—	448,000
Dennis E. Hruby		—	—	—	—
Robin E. Abrams	7/31/2019	80,000(2)	—	—	448,000
(1)
Represents the grant date fair value of stock option awards, RSUs, stock appreciation rights and stock awards granted in 2019 in accordance with the authoritative accounting literature and recognized for financial statement purposes.

(2)
Represents the number of shares of stock and RSUs awarded to Ms. Abrams and Mr. Luckshire. Each were awarded 26,666 shares and 53,334 RSUs on July 31, 2019 in recognition of Ms. Abrams’ and Mr. Luckshire’s individual contributions to the successful completion of key initiatives.

2019 Equity Awards
All of the stock disclosed in the Grants of Plan-Based Awards table were issued under the 2010 Plan.
Employment Agreements
We currently have employment agreements with Dr. Gomez, Mr. Luckshire, Ms. Abrams and Dr. Hruby.
Phillip L. Gomez – Chief Executive Officer
On October 13, 2016, we entered into an employment agreement with Dr. Phillip L. Gomez, our Chief Executive Officer. Pursuant to the employment agreement, we agreed to pay to Dr. Gomez an annual base salary of $750,000, subject to an automatic increase of three percent (3%) above the amount of his base salary in effect at the end of the prior calendar year, beginning with January 1, 2018 and ending on the third (3rd) anniversary of the occurrence of a Change of Control. The Board of Directors may increase Dr. Gomez’s base salary by additional discretionary amounts but any such additional discretionary amounts shall be disregarded when calculating the amount of any automatic increase in Dr. Gomez’s base salary. On January 1, 2020, Dr. Gomez’s base salary was adjusted to $819,545 pursuant to the automatic increase. Under the terms of this agreement, Dr. Gomez received a guaranteed cash bonus of $750,000 in connection with the first twelve months of his employment because Dr. Gomez met the condition of being employed at the Company on the one-year anniversary of the employment agreement. Additionally, Dr. Gomez was also eligible for a pro-rated bonus for the 2017 period subsequent to the one-year employment anniversary, the target of which was 100% of his pro-rated base salary. Dr. Gomez received the full amount of such bonus. Starting in 2018 and thereafter, Dr. Gomez is eligible to receive an annual cash bonus, the target of which is 100% of his base salary. In the event of a Change of Control of the Company, Dr. Gomez shall receive an annual cash bonus for the year in which the Change of Control occurs equal to the greater of (i) the target annual bonus for such year or (ii) the annual bonus determined based upon the applicable performance criteria and goals for such year, provided that Dr. Gomez remains employed on the last day of such calendar year. The term of his employment, pursuant to the employment agreement, expired at the end of the two (2) year anniversary from when the agreement became effective and automatically renews for additional one (1) year periods unless notice of non-renewal is given; provided, however, that the agreement shall not automatically renew upon the expiration of any subsequent term that ends following the third (3rd) anniversary of the occurrence of a Change of Control.
Details with respect to our severance obligations to Dr. Gomez are set forth below under the heading “Potential Payments upon Termination or Change of Control.”
Daniel J. Luckshire – Executive Vice President & Chief Financial Officer
Pursuant to the amended and restated employment agreement (the “Post-Plan Luckshire Agreement”) that became effective on April 12, 2016 (the effective date of the Plan of Reorganization filed with the Bankruptcy Court for the Southern District of New York in connection with the Company’s then-pending chapter 11 case (as amended the “POR”)), we agreed to pay to Mr. Luckshire an annual base salary of $506,480, subject to an automatic increase of three percent (3%) above the amount of his base salary in effect at the end of the prior calendar year. The automatic increase terminates upon the third (3rd) anniversary of the occurrence of a Change of Control. The Compensation Committee may increase Mr. Luckshire’s base salary by additional discretionary amounts but any such additional discretionary amounts shall be disregarded when calculating the amount of any automatic increase in Mr. Luckshire’s base salary. Effective January 1, 2018, Mr. Luckshire’s base salary was adjusted to $600,000 pursuant to review and approval by the Compensation Committee. Effective January 1, 2020, Mr. Luckshire’s base salary was adjusted to $636,540 pursuant to review and approval by the Compensation Committee. Under the terms of the Post-Plan Luckshire Agreement, Mr. Luckshire is also eligible to receive an annual cash bonus, the target of which is 100% of his base salary. In the event of a Change of Control of the Company, Mr. Luckshire shall receive an annual cash bonus for the year in which the Change of Control occurs equal to the greater of (i) the target annual bonus for such year or (ii) the annual bonus determined based upon the applicable performance criteria and goals for such year, provided that Mr. Luckshire remains employed on the last day of such calendar year. The term of his employment, pursuant to the Post-Plan Luckshire Agreement, expired at the end of the two (2) year anniversary from when the agreement became effective and automatically renews for additional one (1) year periods unless notice of non-renewal is given; provided, however, that the agreement shall not automatically renew upon the expiration of any subsequent term that ends following the third (3rd) anniversary of the occurrence of a Change of Control.
Details with respect to our severance obligations to Mr. Luckshire are set forth below under the heading “Potential Payments upon Termination or Change of Control.”

Dennis E. Hruby – Vice President & Chief Scientific Officer
Pursuant to the amended and restated employment agreement (the “Post-Plan Hruby Agreement”) that became effective on April 12, 2016 (the effective date of the POR), we agreed to pay to Dr. Hruby an annual base salary of $562,755, subject to an automatic increase of three percent (3%) above the amount of his base salary in effect at the end of the prior calendar year.
In recognition of Dr. Hruby’s contribution to FDA approval of oral TPOXX for the treatment of smallpox and in consideration of Dr. Hruby’s role in ongoing development initiatives for TPOXX, the Company and Dr. Hruby entered into an addendum to Dr. Hruby’s amended and restated employment agreement on August 10, 2018 pursuant to which Dr. Hruby became eligible for two potential milestone bonuses of $200,000 each. The first bonus will be earned if Dr. Hruby is still employed with the Company and performing the functions of Chief Scientific Officer substantially in accordance with current job responsibilities as of December 31, 2019 and the second bonus will be earned if Dr. Hruby is still employed by the Company and performing the functions of Chief Scientific Officer as noted above as of December 31, 2020. If Dr. Hruby’s employment with SIGA is terminated or he resigns from his position at SIGA at any point between December 31, 2019 and the end of the term of the addendum, the Company will be obligated to pay Dr. Hruby any unpaid milestone bonus that he has already earned as of the date of his separation. SIGA will not pay any prorated share of any milestone bonus if Dr. Hruby’s employment with the Company ends before either milestone bonus is earned.
On January 1, 2020, Dr. Hruby’s base salary was adjusted to $633,386 pursuant to the automatic increase described above. The automatic increase terminates upon the third (3rd) anniversary of the occurrence of a Change of Control. The Compensation Committee may increase Dr. Hruby’s base salary by additional discretionary amounts but any such additional discretionary amounts shall be disregarded when calculating the amount of any automatic increase in Dr. Hruby’s base salary. Under the terms of the Post-Plan Hruby Agreement, Dr. Hruby is also eligible to receive an annual cash bonus (separate from the milestone bonuses described above), the target of which is 100% of his base salary. In the event of a Change of Control of the Company, Dr. Hruby shall receive an annual cash bonus for the year in which the Change of Control occurs equal to the greater of (i) the target annual bonus for such year or (ii) the annual bonus determined based upon the applicable performance criteria and goals for such year, provided that Dr. Hruby remains employed on the last day of such calendar year. The term of his employment, pursuant to the Post-Plan Hruby Agreement, expired at the end of the two (2) year anniversary from when the agreement became effective and automatically renews for additional one (1) year periods unless notice of non-renewal is given; provided, however, that the agreement shall not automatically renew upon the expiration of any subsequent term that ends following the third (3rd) anniversary of the occurrence of a Change of Control.
Details with respect to our severance obligations to Dr. Hruby are set forth below under the heading “Potential Payments upon Termination or Change of Control.”
Robin E. Abrams – General Counsel & Chief Administrative Officer
Pursuant to the employment agreement that became effective on April 12, 2016, we agreed to pay to Ms. Abrams an annual base salary of $700,000, subject to an automatic increase of three percent (3%) above the amount of her base salary in effect at the end of the prior calendar year, beginning with January 1, 2017 and ending on the third (3rd) anniversary of the occurrence of a Change of Control. The Compensation Committee may increase Ms. Abrams’ base salary by additional discretionary amounts but any such additional discretionary amounts shall be disregarded when calculating the amount of any automatic increase in Ms. Abrams’ base salary. Under the terms of the employment agreement, Ms. Abrams is also eligible to receive an annual cash bonus, the target of which is 100% of her base salary.
On August 1, 2016, the existing agreement was amended and restated (“August 2016 Abrams Agreement”) in connection with Ms. Abrams assuming the role of Executive Vice President and General Counsel at vTv Therapeutics, Inc. while continuing to serve in her existing roles at SIGA (the “Amended and Restated Abrams Agreement”). Pursuant to the Amended and Restated Abrams Agreement, we agreed to pay to Ms. Abrams an annual base salary of $490,000, subject to an automatic increase of three percent (3%) above the amount of her base salary in effect at the end of the prior calendar year, beginning with January 1, 2017 and ending on the third (3rd) anniversary of the occurrence of a Change of Control.

On August 1, 2018, the August 2016 Abrams Agreement was amended and restated in its entirety (“2018 Abrams Agreement”), in which the Company agreed to pay Ms. Abrams an annual base salary of $519,841, subject to an automatic increase of three percent (3%) above the amount of her base salary in effect at the end of the prior calendar year, beginning with January 1, 2019 and ending on the third (3rd) anniversary of the occurrence of Change of Control.
On January 1, 2020, Ms. Abrams’ base salary was increased to $551,499. The Compensation Committee may increase Ms. Abrams’ base salary by additional discretionary amounts but any such additional discretionary amounts shall be disregarded when calculating the amount of any automatic increase in Ms. Abrams’ base salary. Under the terms of the 2018 Abrams Agreement, Ms. Abrams is also eligible to receive an annual cash bonus, the target of which is 100% of her base salary.
In the event of a Change of Control of the Company, Ms. Abrams shall receive an annual cash bonus for the year in which the Change of Control occurs equal to the greater of (i) the target annual bonus for such year or (ii) the annual bonus determined based upon the applicable performance criteria and goals for such year, provided that Ms. Abrams remains employed on the last day of such calendar year. The term of her employment, pursuant to employment, pursuant to the 2018 Abrams Agreement, expires at the end of the two (2) year anniversary from when the agreement becomes effective and will automatically renew for additional one (1) year periods unless notice of non-renewal is given; provided, however, that the agreement shall not automatically renew upon the expiration of any subsequent term that ends following the third (3rd) anniversary of the occurrence of a Change of Control.
Details with respect to our severance obligations to Ms. Abrams are set forth below under the heading “Potential Payments upon Termination or Change of Control.”
Outstanding Equity Awards at Fiscal Year End
The following table provides certain summary information concerning unexercised options and equity incentive plan awards for each Named Executive Officer as of December 31, 2019:
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Phillip L. Gomez. Ph.D.	—	—	—	—	—	—	—	—	—
Daniel J. Luckshire	60,000	—	—	11.04	2/10/2021	—	—	—	—
	60,000	—	—	13.04	2/10/2021	—	—	—	—
	—	—	—	—	—	53,334(1)	254,403	—	—
Dennis E. Hruby, Ph.D.	—	—	—	—	—	—	—	—	—
Robin E. Abrams	—	—	—	—	—	53,334(1)	254,403	—	—
(1)
Represents restricted stock units (“RSUs”) granted on July 31, 2019, which vest in equal yearly installments over a period of two (2) years, with the first 1/2 of such RSUs vesting on July 31, 2020 and the remaining 1/2 of such RSUs vesting on July 31, 2021.

Option Exercises and Stock Vested
The following table sets forth any exercises of stock options and the vesting of restricted stock units for each of the Named Executive Officers for the year ended December 31, 2019:
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Phillip L. Gomez, Ph.D.	—	—	294,117(2)	1,447,056
Daniel J. Luckshire	—	—	26,666(3)	149,330
Dennis E. Hruby, Ph.D.	—	—	—	—
Robin E. Abrams	—	—	26,666(4)	149,330
(1)	Amounts reflect the aggregate amount realized upon release of shares, based on the market price of the underlying shares on the release date.
(2)	This amount does not reflect the net settlement to satisfy tax withholding obligations. The net number of shares issued to Dr. Gomez was 150,089.
(3)	This amount does not reflect the net settlement to satisfy tax withholding obligations. The net number of shares issued to Mr. Luckshire was 13,878.
(4)	This amount does not reflect the net settlement to satisfy tax withholding obligations. The net number of shares issued to Ms. Abrams was 13,878.
Potential Payments upon Termination or Change of Control
Severance Arrangement for Phillip L. Gomez
The following table and footnotes describe and quantify the potential payments to Dr. Gomez pursuant to his employment agreement upon termination, change of control or in the event that his contract is not renewed, assuming that such termination, change of control or non-renewal was effective as of December 31, 2019:
	Termination by the Company without cause (or by the officer for good cause)	Termination upon death or disability	Termination by the Company due to a change in control
Aggregate cash payments	$795,675	$—	$1,591,350
Total	$795,675	$—	$1,591,350
Pursuant to the Dr. Gomez’s employment agreement, the following termination and change of control-related circumstances would trigger payments or the provision of other benefits:
•	Termination by the Company without cause or by Dr. Gomez for good reason.
•
Termination by the Company without cause or by Dr. Gomez for good reason in the period that begins 90 days prior to the occurrence of a change of control and ends on the second anniversary of the occurrence of a change of control.

•	Termination by the Company for cause or by Dr. Gomez without good reason.
•	Termination by the Company based on Dr. Gomez’s death or total disability.
If Dr. Gomez’s employment agreement is terminated without cause or if Dr. Gomez terminates his employment for good reason, he will be entitled to the following: (i) any accrued but unpaid salary for services rendered through the date of termination; (ii) any vacation accrued to the date of termination in accordance with Company policy; (iii) any accrued but unpaid expenses through the date of termination required to be reimbursed in accordance with his employment agreement; (iv) any benefits to which he may be entitled upon termination pursuant to the plans, programs and grants referred to in his employment agreement in accordance with the terms of such plans, programs and grants; (v) the continued payment of his salary for one (1) year; (vi) the payment of any accrued but unpaid guaranteed bonus and any accrued and unpaid annual bonuses with respect to the prior full calendar year; and (vii) the Company shall take all such action as is necessary such that all stock options and other stock-based grants shall, immediately and irrevocably vest and, to the extent applicable, become exercisable as of the date of termination and shall remain exercisable for a period of not less than one (1) year from the date of termination, or, if earlier, the expiration of the term of such equity award.

If Dr. Gomez’s employment agreement is terminated during the Change of Control Period other than for cause or if Dr. Gomez terminates his employment during the Change of Control Period for good reason, he will be entitled to the following: (i) any accrued but unpaid salary for services rendered through the date of termination; (ii) any vacation accrued to the date of termination in accordance with Company policy; (iii) any accrued but unpaid expenses through the date of termination required to be reimbursed in accordance with his employment agreement; (iv) any benefits to which he may be entitled upon termination pursuant to the plans, programs and grants referred to in his employment agreement in accordance with the terms of such plans, programs and grants; (v) the continued payment of his salary for one (1) year; (vi) the payment of any accrued but unpaid guaranteed bonus and the payment of any accrued but unpaid annual bonuses with respect to the prior full calendar year; (vii) a pro rata portion of the annual bonus for the year of termination; and (viii) the Company shall take all such action as is necessary such that all stock options and other stock-based grants to Dr. Gomez shall immediately and irrevocably vest and, to the extent applicable, become exercisable as of the date of termination and shall remain exercisable for a period of not less than one (1) year from the date of termination, or, if earlier, the expiration of the term of such equity award.
If Dr. Gomez’s employment is terminated by reason of death or total disability, by the Company for cause or if he voluntarily terminates his employment without good reason, he (or his estate and beneficiaries) will be entitled to the following: (i) any accrued but unpaid salary for services rendered through the date of termination; (ii) any vacation accrued to the date of termination, in accordance with Company policy; (iii) any accrued but unpaid expenses through the date of termination required to be reimbursed in accordance with his employment agreement; (iv) any benefits to which he may be entitled upon termination pursuant to the plans, programs and grants referred to in his employment agreement in accordance with the terms of such plans, programs and grants; and (v) payment of any accrued but unpaid annual bonuses with respect to the prior full calendar year as determined by the Compensation Committee in good faith and payable in cash in accordance with his employment agreement. In addition, if Dr. Gomez’s employment is terminated due to death or total disability, then Dr. Gomez shall also be entitled to the payment of any accrued but unpaid guaranteed bonus.
Severance Arrangement for Daniel J. Luckshire
The following table and footnotes describe and quantify the potential payments to Mr. Luckshire pursuant to the Post-Plan Luckshire Agreement upon termination, change of control or in the event that his contract is not renewed, assuming that such termination, change of control or non-renewal was effective as of December 31, 2019:
	Termination by the Company without cause (or by the officer for good cause)	Termination upon death or disability	Termination by the Company due to a change in control
Aggregate cash payments	$618,000	$—	$1,236,000
Value of accelerated stock-based grants(1)	254,403	—	254,403
Total	$872,403	$—	$1,490,403
(1)	The amount consists of unvested restricted stock units as of December 31, 2019.
Pursuant to the Post-Plan Luckshire Agreement, the following termination and change of control-related circumstances would trigger payments or the provision of other benefits:
•	Termination by the Company without cause or by Mr. Luckshire for good reason.
•
Termination by the Company without cause or by Mr. Luckshire for good reason in the period that begins 90 days prior to the occurrence of a change of control and ends on the second anniversary of the occurrence of a change of control.

•	Termination by the Company for cause or by Mr. Luckshire without good reason.
•	Termination by the Company based on Mr. Luckshire’s death or total disability.
If the Post-Plan Luckshire Agreement is terminated or non-renewed without cause or if Mr. Luckshire terminates his employment for good reason, he will be entitled to the following: (i) any accrued but unpaid salary for services rendered through the date of termination; (ii) any vacation accrued to the date of termination in accordance with Company policy; (iii) any accrued but unpaid expenses through the date of termination required to be reimbursed in accordance with his employment agreement; (iv) any benefits to which he may be entitled upon termination pursuant to the plans, programs and grants referred to in his employment agreement in accordance with the terms of such plans, programs and grants; (v) the continued payment of his salary for one (1) year; (vi) the payment of any accrued but unpaid annual bonuses with respect to the prior full calendar year; and (vii) the Company shall take all such action as is necessary such that all stock options and other stock-based grants shall immediately and irrevocably vest and, to the extent applicable, become exercisable as of the date of termination and shall remain exercisable for a period of not less than one (1) year from the date of termination, or, if earlier, the expiration of the term of such equity award.
If the Post-Plan Luckshire Agreement is terminated during the Change of Control Period other than for cause or if Mr. Luckshire terminates his employment during the Change of Control Period for good reason, he will be entitled to the following: (i) any accrued but unpaid salary for services rendered through the date of termination; (ii) any vacation accrued to the date of termination in accordance with Company policy; (iii) any accrued but unpaid expenses through the date of termination required to be reimbursed in accordance with his employment agreement; (iv) any benefits to which he may be entitled upon termination pursuant to the plans, programs and grants referred to in his employment agreement in accordance with the terms of such plans, programs and grants; (v) the continued payment of his salary for one (1) year; (vi) the payment of any accrued but unpaid annual bonuses with respect to the prior full calendar year; (vii) a pro rata portion of the annual bonus for the year of termination; and (viii) the Company shall take all such action as is necessary such that all stock options and other stock-based grants to Mr. Luckshire shall immediately and irrevocably vest and, to the extent applicable, become exercisable as of the date of termination and shall remain exercisable for a period of not less than one (1) year from the date of termination, or, if earlier, the expiration of the term of such equity award.
If Mr. Luckshire’s employment is terminated by reason of death or total disability, by the Company for cause or if he voluntarily terminates his employment without good reason, he (or his estate and beneficiaries) will be entitled to the following: (i) any accrued but unpaid salary for services rendered through the date of termination; (ii) any vacation accrued to the date of termination, in accordance with Company policy; (iii) any accrued but unpaid expenses through the date of termination required to be reimbursed in accordance with his employment agreement; (iv) any benefits to which he may be entitled upon termination pursuant to the plans, programs and grants referred to in his employment agreement in accordance with the terms of such plans, programs and grants; and (v) payment of any accrued but unpaid annual bonuses with respect to the prior full calendar year as determined by the Compensation Committee in good faith and payable in cash in accordance with his employment agreement.
Severance Arrangement for Dennis E. Hruby
The following table and footnotes describe and quantify the potential payments to Dr. Hruby pursuant to the Post-Plan Hruby Agreement upon termination, change of control or in the event that his contract is not renewed, assuming that such termination, change of control or non-renewal was effective as of December 31, 2019:
	Termination by the Company without cause (or by the officer for good cause)	Termination upon death or disability	Termination by the Company due to a change in control
Aggregate cash payments	$ 1,229,876	$ —	$ 1,844,814
Total	$ 1,229,876	$ —	$ 1,844,814
Pursuant to the Post-Plan Hruby Agreement, the following termination and change of control-related circumstances would trigger payments or the provision of other benefits:
•	Termination by the Company without cause or by Dr. Hruby for good reason.
•
Termination by the Company without cause or by Dr. Hruby for good reason in the period that begins 90 days prior to the occurrence of a change of control and ends on the second anniversary of the occurrence of a change of control.

•	Termination by the Company for cause or by Dr. Hruby without good reason.
•	Termination by the Company based on Dr. Hruby’s death or total disability.
If the Post-Plan Hruby Agreement is terminated or non-renewed without cause or if Dr. Hruby terminates his employment for good reason, he will be entitled to the following: (i) any accrued but unpaid salary for services rendered through the date of termination; (ii) any vacation accrued to the date of termination in accordance with Company policy; (iii) any accrued but unpaid expenses through the date of termination required to be reimbursed in accordance with his employment agreement; (iv) any benefits to which he may be entitled upon termination pursuant to the plans, programs and grants referred to in his employment agreement in accordance with the terms of such plans, programs and grants; (v) the continued payment of his salary for two (2) years (except in the case of non-renewal, in which event such continued payment will be for one (1) year); (vi) the payment of any accrued but unpaid annual bonuses with respect to the prior full calendar year; and (vii) the Company shall take all such action as is necessary such that all stock options and other stock-based grants shall immediately and irrevocably vest and, to the extent applicable, become exercisable as of the date of termination and shall remain exercisable for a period of not less than one (1) year from the date of termination, or, if earlier, the expiration of the term of such equity award.
If the Post-Plan Hruby Agreement is terminated during the Change of Control Period other than for cause or if Dr. Hruby terminates his employment during the Change of Control Period for good reason, he will be entitled to the following: (i) any accrued but unpaid salary for services rendered through the date of termination; (ii) any vacation accrued to the date of termination in accordance with Company policy; (iii) any accrued but unpaid expenses through the date of termination required to be reimbursed in accordance with his employment agreement; (iv) any benefits to which he may be entitled upon termination pursuant to the plans, programs and grants referred to in his employment agreement in accordance with the terms of such plans, programs and grants; (v) the continued payment of his salary for two (2) years; (vi) the payment of any accrued but unpaid annual bonuses with respect to the prior full calendar year; (vii) a pro rata portion of the annual bonus for the year of termination; and (viii) the Company shall take all such action as is necessary such that all stock options and other stock-based grants to Dr. Hruby shall immediately and irrevocably vest and, to the extent applicable, become exercisable as of the date of termination and shall remain exercisable for a period of not less than one (1) year from the date of termination, or, if earlier, the expiration of the term of such equity award.
If the Dr. Hruby’s employment is terminated by reason of death or total disability, for cause or if he voluntarily terminates his employment without good reason, he (or his estate or beneficiaries) will be entitled to the following: (i) any accrued but unpaid salary for services rendered through the date of termination; (ii) any vacation accrued to the date of termination, in accordance with Company policy; (iii) any accrued but unpaid expenses through the date of termination required to be reimbursed in accordance with his employment agreement; (iv) any benefits to which he may be entitled upon termination pursuant to the plans, programs and grants referred to in his employment agreement in accordance with the terms of such plans, programs and grants; and (v) payment of any accrued but unpaid annual bonuses with respect to the prior full calendar year as determined by the Compensation Committee in good faith and payable in cash in accordance with his employment agreement.
Severance Arrangement for Robin Abrams
The following table and footnotes describe and quantify the potential payments to Ms. Abrams pursuant to the Amended and Restated Abrams Agreement upon termination, change of control or in the event that her contract is not renewed, assuming that such termination, change of control or non-renewal was effective as of December 31, 2019:
	Termination by the Company without cause (or by the officer for good cause)	Termination upon death or disability	Termination by the Company due to a change in control
Aggregate cash payments	$535,436	$—	$1,070,872
Value of accelerated stock-based grants(1)	254,403	—	254,403
Total	$789,839	$—	$1,325,275
(1)	The amount consists of unvested restricted stock units as of December 31, 2019.
Pursuant to the Amended and Restated Abrams Agreement, the following termination and change of control-related circumstances would trigger payments or the provision of other benefits:
•	Termination by the Company without cause or by Ms. Abrams for good reason.
•
Termination by the Company without cause or by Ms. Abrams for good reason in the period that begins 90 days prior to the occurrence of a change of control and ends on the second anniversary of the occurrence of a change of control.

•	Termination by the Company for cause or by Ms. Abrams without good reason.
•	Termination by the Company based on Ms. Abrams’ death or total disability.

If the employment agreement is terminated or non-renewed without cause or if Ms. Abrams terminates her employment for good reason, she will be entitled to the following: (i) any accrued but unpaid salary for services rendered through the date of termination; (ii) any vacation accrued to the date of termination in accordance with Company policy; (iii) any accrued but unpaid expenses through the date of termination required to be reimbursed in accordance with her employment agreement; (iv) any benefits to which she may be entitled upon termination pursuant to the plans, programs and grants referred to in her employment agreement in accordance with the terms of such plans, programs and grants; (v) the continued payment of her salary for one (1) year; (vi) the payment of any accrued but unpaid annual bonuses with respect to the prior full calendar year; and (vii) the Company shall take all such action as is necessary such that all stock options and other stock-based grants shall immediately and irrevocably vest and, to the extent applicable, become exercisable as of the date of termination and shall remain exercisable for a period of not less than one (1) year from the date of termination, or, if earlier, the expiration of the term of such equity award.
If the employment agreement is terminated during the Change of Control Period other than for cause or if Ms. Abrams terminates her employment during the Change of Control Period for good reason, she will be entitled to the following: (i) any accrued but unpaid salary for services rendered through the date of termination; (ii) any vacation accrued to the date of termination in accordance with Company policy; (iii) any accrued but unpaid expenses through the date of termination required to be reimbursed in accordance with her employment agreement; (iv) any benefits to which she may be entitled upon termination pursuant to the plans, programs and grants referred to in her employment agreement in accordance with the terms of such plans, programs and grants; (v) the continued payment of her salary for one (1) year; (vi) the payment of any accrued but unpaid annual bonuses with respect to the prior full calendar year; (vii) a pro rata portion of the annual bonus for the year of termination; and (viii) the Company shall take all such action as is necessary such that all stock options and other stock-based grants to Ms. Abrams shall immediately and irrevocably vest and, to the extent applicable, become exercisable as of the date of termination and shall remain exercisable for a period of not less than one (1) year from the date of termination, or, if earlier, the expiration of the term of such equity award.
If Ms. Abrams’ employment is terminated by reason of death or total disability, by the Company for cause or if she voluntarily terminates her employment without good reason, she (or her estate and beneficiaries) will be entitled to the following: (i) any accrued but unpaid salary for services rendered through the date of termination; (ii) any vacation accrued to the date of termination, in accordance with Company policy; (iii) any accrued but unpaid expenses through the date of termination required to be reimbursed in accordance with her employment agreement; (iv) any benefits to which she may be entitled upon termination pursuant to the plans, programs and grants referred to in her employment agreement in accordance with the terms of such plans, programs and grants; and (v) payment of any accrued but unpaid annual bonuses with respect to the prior full calendar year as determined by the Compensation Committee in good faith and payable in cash in accordance with her employment agreement.
Other General Terms
Circumstances Triggering Payments
“Cause”, “good reason” and “change of control” are defined in Dr. Gomez, Mr. Luckshire, Dr. Hruby and Ms. Abrams’s current employment agreements as follows:
“Cause” generally includes:
•
executive officer’s neglect or failure or refusal to perform his duties under the applicable employment agreement (other than as a result of total or partial incapacity due to physical or mental illness);

•
any act by or omission of executive officer constituting gross negligence or willful misconduct in connection with the performance of his duties that could reasonably be expected to materially injure the reputation, business or business relationships of the Company or any of its affiliates;

•	perpetration of an intentional and knowing fraud against or affecting the Company or any of its affiliates or any customer, client, agent, or employee thereof;
•
the commission by or indictment of executive officer for (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud (“indictment”, for these purposes, meaning a United States-based indictment, probable cause hearing or any other procedure pursuant to which an initial determination of probable or reasonable cause with respect to such offense is made);

•	the breach of a covenant set forth in the applicable employment agreement; or
•	any other material breach of the applicable employment agreement.
“Good reason” generally includes:
•	the Company failing to pay executive officer his base salary;
•	executive officer no longer holding his agreed upon office or offices of equivalent stature, or his functions and/or duties being materially diminished; or
•	executive officer’s job site being involuntarily relocated to a location which is more than fifty (50) miles from the agreed upon location.
A “Change of Control” is (or would have been) deemed to occur:
•
upon the consummation of a transaction or a series of related transactions pursuant to which any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act, other than executive officer, his designee(s) or “affiliate(s)” (as defined in Rule 12b-2 under the Exchange Act), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing forty percent (40%) or more of the combined voting power of the Company’s then outstanding securities;

•
upon stockholders of the Company approving a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than eighty percent (80%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

•
upon the stockholders of the Company approving a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of, or the Company sells or disposes of, all or substantially all of the Company’s assets.

•
if, subsequent to the Plan Covenant Termination Date (as defined in the POR), the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board of Directors: individuals who, on the day immediately preceding the Effective Date of the POR, constitute the Board of Directors and any new director whose appointment or election by the Board of Directors or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least a majority of the directors then still in office who either were directors on the day immediately preceding the Effective Date of the POR or whose appointment, election or nomination for election was previously so approved or recommended, but excluding (i) any director whose initial assumption of office is in connection with an actual or threatened election contest (including, but not limited to, a consent or proxy solicitation, relating to the election of directors of the Company by or on behalf of a person other than the Board of Directors) and (ii) any director whose initial assumption of office is in connection with the POR;

Non-Competition Provisions
Pursuant to the current employment agreements for Dr. Gomez, Mr. Luckshire, Dr. Hruby and Ms. Abrams, during the respective terms thereof plus an additional twelve (12) months thereafter for Dr. Gomez and Mr. Luckshire, an additional twenty-four (24) months thereafter for Dr. Hruby, and an additional six (6) months thereafter for Ms. Abrams, all of Dr. Gomez, Mr. Luckshire, Dr. Hruby and Ms. Abrams have agreed not to engage in any competitive business with us, induce our employees to terminate their employment or solicit our customers. We have agreed to indemnify each of them under their respective employment agreements for liabilities incurred because of their employment and to provide each of them with the full protection of any directors’ and officers’ liability insurance policies maintained generally for the benefit of our officers.
CEO Pay Ratio
Our CEO Pay Ratio was calculated in compliance with the requirements set forth in Item 402(u) of Regulation S-K. Based on SEC rules for this disclosure and applying the methodology described below, we determined that our median employee compensation was $120,621. Our Chief Executive Officer compensation, as set forth in the summary compensation table in this proxy statement, was $1,591,350. Accordingly, our CEO to Employee Pay Ratio is 13:1.

We identified the median employee using our employee population as of December 31, 2019. We used a consistently applied compensation measure - W-2 earnings - across our employee population (excluding our Chief Executive Officer) as of such date in order to identify the median employee.
Once the median employee was identified as described above, that employee’s total annual compensation for 2019 was determined using the same rules that apply to reporting the compensation of our NEOs (including our Chief Executive Officer) in the “Total” column of the Summary Compensation Table. The total compensation amounts included in the first paragraph of this pay-ratio disclosure were determined based on that methodology. The SEC’s pay ratio disclosure rules permit the use of estimates, assumptions, and adjustments, and the SEC has acknowledged that pay ratio disclosures may involve a degree of imprecision. We believe that the foregoing pay ratio is a reasonable estimate calculated in a manner consistent with the SEC’s pay ratio disclosure rules.
The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
Equity Compensation Plan Information
The following table sets forth certain compensation plan information with respect to both equity compensation plans approved by security holders and equity compensation plans not approved by security holders as of December 31, 2019:
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, Rights and Restricted Stock Units(1)	Weighted-average Exercise Price of Outstanding Options, Warrants, Rights and Restricted Stock Units	Number of Securities Available for Future Issuance under Equity Compensation Plans(2)
Equity compensation plans approved by security holders	521,292	$7.91	4,776,433
Equity compensation plans not approved by security holders	—		—
Total	521,292		4,776,433
(1)	Consists of the 1996 Incentive and Non-Qualified Stock Option Plan, as amended and restated, and the 2010 Stock Incentive Plan, as amended from time to time.
(2)	Consists of the 2010 Stock Incentive Plan, as amended from time to time.
As of December 31, 2019, there were no outstanding options, appreciation rights or restricted stock units that had been awarded outside of the Company’s equity compensation plan.

Director Compensation
During the fiscal year ending December 31, 2019, the directors of SIGA received total compensation as shown in the following table:
Name	Fees Earned [or Paid in Cash] ($)	Stock Awards ($)(7)	Option Awards ($)(7)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
James J. Antal(1)	38,500	88,500	—	—	—	—	127,000
Michael J. Bayer(9)	22,500	88,500	—	—	—	—	111,000
Thomas E. Constance(3)	36,500	88.500	—	—	—	—	125,000
Phillip L. Gomez, Ph.D.(4)	—	—	—	—	—	—	—
Julie M. Kane(6)	27,316	88,500	120,610	—	—	—	236,426
Jeffrey B. Kindler(2)	34,000	88,500	—	—	—	—	122,500
Joseph W. Marshall, III(10)	50,500	88,500	—	—	—	—	139,000
Eric A. Rose, M.D.(5)	31,000	88,500	—	—	—	200,000(8)	319,500
Michael Plansky(11)	52,500	88,500	—	—	—	—	141,000
Paul G. Savas(3)	36,500	88,500	—	—	—	—	125,000
(1)	Member of the Audit Committee and member of the Nominating and Corporate Governance Committee until May 2019.
(2)	Member of the Nominating and Corporate Governance Committee.
(3)	Member of the Compensation Committee.
(4)	Chief Executive Officer; refer to Summary Compensation Table for applicable details.
(5)	Chairman of the Board of Directors.
(6)	Chair of the Nominating and Corporate Governance Committee beginning in May 2019.
(7)	Represents the grant date fair value of the award in accordance with the authoritative accounting literature.
(8)	Represents fees earned for consulting services provided in 2019.
(9)	Member of the Board of Directors and Chair of the Nominating and Corporate Governance Committee until July 2019.
(10)	Chair of the Compensation Committee and member of the Audit Committee.
(11)	Chair of the Audit Committee and member of the Nominating and Governance Committee beginning in November 2019.
Director Fees and Equity Compensation
The compensation structure for non-employee directors in effect during 2019 is outlined below:
•	An annual retainer of $25,000 for members, with such payments to be made quarterly, in arrears;
•	Board meeting fees of $1,500 per board meeting;
•	An annual retainer of $15,000 for service as the Audit Committee Chairman, with such payments to be made quarterly, in arrears;
•	An annual retainer of $10,000 for service as the Compensation Committee Chairman and the Nominating Committee Chairman, with such payments to be made quarterly, in arrears;
•	Committee meeting fees of $1,000 per committee meeting;
•	An award of 15,000 RSUs to be granted on the date of the Annual Meeting with vesting on the first anniversary of such grant; and
•	An award of 25,000 stock options upon a director’s initial appointment to the Board of Directors vesting upon the date of such grant.

TRANSACTIONS WITH RELATED PERSONS
Review, Approval or Ratification of Transactions with Related Persons
The Company’s policies and procedures for reviewing, approving, and ratifying transactions with related persons are set forth in a written policy.
Under these procedures, management recommends to the Audit Committee related party transactions to be entered into by the Company, including the proposed aggregate value of such transactions, if applicable. After review, the Audit Committee either approves or disapproves such transactions. Management can preliminarily enter into related party transactions that are subject to ratification by the Audit Committee; provided that, if ratification shall not be forthcoming, management shall make all reasonable efforts to cancel or annul such transactions.
In addition, with respect to any related party transaction that includes a compensation component, management will submit the terms of such proposed compensation (or any subsequent material changes to such compensation) to the Compensation Committee for its review. After its review, the Compensation Committee either approves or disapproves the compensation component of the related party transaction and informs management and the Audit Committee of such approval or disapproval.
Transactions with Related Persons
Based on information provided by the directors and the executive officers, the Audit Committee determined that there were no related person transactions to be reported in this proxy statement other than:
•
Kramer Levin Naftalis & Frankel LLP, the Company’s outside legal counsel, billed the Company $468,047 during the year ended December 31, 2019 for legal services provided to the Company. One of our directors, Thomas Constance, is a partner at Kramer Levin Naftalis & Frankel LLP.

•
On May 26, 2017, the Company and MacAndrews & Forbes Incorporated (“M&F”) entered into a ten-year office lease agreement (the “New HQ Lease”), pursuant to which the Company agreed to lease 3,200 square feet at 27 East 62nd Street, New York, New York. The Company is utilizing premises leased under the New HQ Lease as its new corporate headquarters. The Company’s rental obligations consist of a fixed rent of $25,333 per month in the first sixty-three months of the term, subject to a rent abatement for the first six months of the term. From the first day of the sixty-fourth month of the term through the expiration or earlier termination of the lease, the Company’s rental obligations consist of a fixed rent of $29,333 per month. In addition to the fixed rent, the Company will pay a facility fee, in consideration of the landlord making available certain ancillary services, commencing on the first anniversary of entry into the lease. The facility fee will be $3,333 per month for the second year of the term and increase by five percent each year thereafter, to $4,925 per month in the final year of the term. Paul Savas, a member of our Board of Directors, is Executive Vice President and Chief Financial Officer of M&F.

•
On July 31, 2017, the Company and M&F entered into a Termination of Sublease Agreement (the “Old HQ Sublease Termination Agreement”), pursuant to which the Company and M&F agreed to terminate the sublease dated January 9, 2013 for 6,676 square feet of rental square footage located at 660 Madison Avenue, Suite 1700, New York, New York (such sublease being the “Old HQ Sublease” and the location being the “Old HQ”). Effectiveness of the Old HQ Sublease Termination Agreement was conditioned upon the commencement of a sublease for the Old HQ between M&F and a new subtenant (the “Replacement M&F Sublease”), which occurred on August 2, 2017. The Old HQ Sublease Termination Agreement obligates the Company to pay, on a monthly basis, an amount equal to the discrepancy (the “Rent Discrepancy”) between the sum of certain operating expenses and taxes (“Additional Rent”) and fixed rent under the overlease between M&F and the landlord at 660 Madison Avenue and the sum of Additional Rent and fixed rent under the Replacement M&F Sublease. Under the Old HQ Sublease Termination Agreement, the Company and M&F release each other from any liability under the Old HQ Sublease. For the time period between August 2, 2017 and August 31, 2020 (the expiration date of the Old HQ Sublease), the Company estimates that it will pay a total of approximately $1.1 million in Rent Discrepancy under the Old HQ Sublease Termination Agreement.

•
On October 13, 2018, the Company entered into a consulting agreement with Eric Rose, Chairman of the Company’s Board of Directors. Under the agreement, the consulting services will include assisting the Company with respect to expanded indications for TPOXX® and other business development opportunities as requested by the Company. The term of the agreement is for two years, with compensation for such services at an annual rate of $200,000. During the year ended December 31, 2019, the Company incurred $200,000, related to services under this agreement.

FEES BILLED BY PRICEWATERHOUSECOOPERS, LLP
The following table presents fees billed for professional audit services rendered by PricewaterhouseCoopers, LLP.
	Year ended December 31,
	2019	2018
Audit Fees	$658,752	$681,194
Audit Related Fees	48,000	57,500
All Other Fees	4,500	4,500
Total Fees	$711,252	$743,194
Audit Fees. Consists of fees billed for professional services rendered and expenses incurred for the integrated audit of SIGA’s annual financial statements and of its internal control over financial reporting, reviews of the interim financial statements included in quarterly reports and for services normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements.
Audit Related Fees. Consists of fees billed that are related to the performance of the audit or review of SIGA’s financial statements and are not reported under “Audit Fees.” These services are mainly related to the audit of our federal expenditures.
All Other Fees. Consists of fees billed for products and services other than the services reported above. These products included accounting research software.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services, and other services.
SIGA did not make use in fiscal year 2019 of the rule that waives pre-approval requirements for non-audit services in certain cases if the fees for these services constitute less than 5% of the total fees paid to the auditor during the year.

PROPOSALS TO BE VOTED ON AT THE MEETING
PROPOSAL 1: ELECTION OF DIRECTORS
Nine directors are to be elected at the Annual Meeting to hold office until the next Annual Meeting of Stockholders and until their successors have been duly elected and qualified. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the election of the nine persons named in the table below as directors of SIGA. Proxies cannot be voted for a greater number of persons than the nominees named. In the event that any of the below listed nominees for director should become unavailable for election for any presently unforeseen reason, the persons named in the accompanying proxy form have the right to use their discretion to vote for a substitute. For additional information about the nominees and their qualifications, please see “Our Director Nominees.”
The Board of Directors recommends that the stockholders vote “FOR” the election to the Board of each of the following nominees (Item 1 of the enclosed proxy card):
Name	Age	Director Since	Position
Eric A. Rose, M.D.	69	2001	Chairman of the Board
James J. Antal*	69	2004	Director
Thomas E. Constance*	83	2001	Director
Jaymie A. Durnan*	66	N/A	Director
Phillip L. Gomez, Ph.D.	53	2016	Director and Chief Executive Officer
Julie M. Kane*	61	2019	Director
Joseph W. Marshall, III*	67	2009	Director
Paul G. Savas*	57	2004	Director
Michael C. Plansky*	70	2017	Director
*	Determined by the Board of Directors to be independent pursuant to Rule 5605 of the NASDAQ Marketplace Rules.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION
Executive compensation is an important matter for our stockholders. The core of SIGA’s executive compensation philosophy and practice continues to be pay for performance. SIGA’s executive compensation programs are designed to attract, motivate and retain highly qualified executive officers who are able to achieve corporate objectives and create stockholder value. SIGA’s executive officers are compensated in a manner consistent with SIGA’s strategy, competitive practice, sound governance principles, and stockholder interests and concerns. The Compensation Committee believes that SIGA’s executive compensation programs reflect a strong pay-for-performance philosophy and are well aligned with the long-term interests of our stockholders. We urge you to read the Compensation Discussion and Analysis (“CD&A”) section of this proxy statement for additional detail on SIGA’s executive compensation policies and practices, including our compensation philosophy and objectives and the 2019 compensation of the Named Executive Officers.
In accordance with the Dodd Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), stockholders are being asked to vote on the following resolution:
RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as described in the Compensation Discussions and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in the Company’s 2020 Proxy Statement.
As an advisory vote, this proposal is non-binding. Nevertheless, the Board of Directors and the Compensation Committee value the opinions of our stockholders, and will consider the outcome of the vote when making future compensation decisions for our Named Executive Officers.
The Board of Directors recommends that the stockholders vote “FOR” approval, on a non-binding advisory basis, of the compensation of our Named Executive Officers as disclosed in this proxy statement (Item 2 of the enclosed proxy card).

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has appointed the firm PricewaterhouseCoopers LLP as SIGA’s independent registered public accounting firm to audit the financial statements of SIGA for the fiscal year ending December 31, 2020, and recommends that stockholders vote for ratification of this appointment. PricewaterhouseCoopers LLP has audited SIGA’s financial statements since January 1997. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.
The affirmative vote of a majority of the total votes cast on such proposal in person or by proxy at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP. If the stockholders fail to ratify the selection, the Audit Committee will reconsider its selection of auditors. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year, if it determines that such change would be in the best interests of SIGA and its stockholders.
The Board of Directors recommends that the stockholders vote “FOR” the ratification of PricewaterhouseCoopers, LLP as SIGA’s independent registered public accounting firm for the fiscal year ending December 31, 2020 (Item 3 of the enclosed proxy card).

STOCKHOLDER PROPOSALS
Stockholder proposals submitted for inclusion in our proxy materials for the 2021 Annual Meeting of Stockholders must be received at our principal executive offices, 31 East 62nd Street, New York, New York 10065, Attention: Secretary, not later than December 29, 2020, if the proposal is submitted pursuant to Rule 14a-8 under the Exchange Act, or not earlier than February 16, 2021 and not later than March 18, 2021 if the proposal is submitted pursuant to SIGA’s Bylaws. In order to avoid controversy, stockholders should submit proposals by means, including electronic, that permit them to prove the date of delivery. Such proposals must comply with SIGA’s Bylaws and the requirements of Regulation 14A under the Exchange Act.
If a stockholder intends to present a proposal for consideration at the next annual meeting outside of the processes of Rule 14a-8 under the Exchange Act, we must receive notice of such proposal at the address given above by March 14, 2021. If not received by such date, such notice will be considered untimely under Rule 14a-4(c) (1) under the Exchange Act, and our proxies will have discretionary voting authority with respect to such proposal, if presented at the annual meeting. We will not be required to include any such proposal in our proxy materials.
The Exchange Act deadlines described above are calculated by reference to the mailing date of the proxy materials for this year’s Annual Meeting. If the date of next year’s Annual Meeting is more than 30 days earlier or later than the anniversary of this year’s meeting, SIGA will, in a timely manner, inform stockholders of such change and the effect of such change on the deadlines given above by including a notice in our Annual Report on Form 10-K, one of our Quarterly Reports on Form 10-Q, a Current Report on Form 8-K or by any other means reasonably calculated to inform stockholders.
DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires SIGA’s officers and directors, and persons who own more than ten percent of a registered class of SIGA’s equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish SIGA with copies of all Section 16(a) reports that they file.
Based solely upon review of the copies of such reports furnished to SIGA and written representations from certain of SIGA’s executive officers and directors that no other such reports were required, SIGA believes that during the fiscal year ended December 31, 2019, no director and no executive officer failed to file on a timely basis a report relating to a transaction as required by Section 16(a) of the Exchange Act, other than with respect to the following Form 4s which were filed after the applicable deadlines: (1) a Form 4 filed in March 2019 which reported that Mr. Marshall exercised options for 25,000 shares of SIGA common stock in January 2019 and (2) a Form 4 filed in July 2019 which reported that Mr. Bayer sold 13,960 shares of SIGA common stock in October 2014 and purchased 12,500 shares of SIGA common stock in June 2019.
AVAILABILITY OF ANNUAL REPORT AND FORM 10-K TO STOCKHOLDERS
SIGA’s Annual Report to Stockholders for the year ended December 31, 2019 accompanies this proxy statement. SIGA will provide to any stockholder, upon written request and without charge, a copy of its most recent Annual Report on Form 10-K, including the financial statements, as filed with the SEC. All requests for such reports should be directed to the Chief Financial Officer, 31 East 62nd Street, New York, New York 10065, telephone number (212) 672-9100.
OTHER MATTERS
At the date of this proxy statement, management was not aware that any matters not referred to in this proxy statement would be presented for action at the Annual Meeting. If any other matters should come before the Annual Meeting, the persons named in the accompanying proxy will have discretionary authority to vote all proxies in accordance with their best judgment, unless otherwise restricted by law.

“HOUSEHOLDING” OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding”, potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household proxy materials, delivering a single proxy statement or annual report to multiple stockholders sharing an address, unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or annual report, please notify us by sending a written request to SIGA Technologies, Inc., 31 East 62nd Street, New York, New York 10065 or by calling us at (212) 672-9100. You may also notify us to request delivery of a single copy of our annual report or proxy statement if you currently share an address with another stockholder and are receiving multiple copies of our annual report or proxy statement.
BY ORDER OF THE BOARD OF DIRECTORS

Daniel J. Luckshire
Secretary
Dated: April 28, 2020

ANNUAL MEETING OF STOCKHOLDERS OF
SIGA TECHNOLOGIES, INC.
June 16, 2020
Directions to offices of Kramer Levin Naftalis & Frankel LLP
By Air
There are three major airports in the metropolitan area: LaGuardia Airport (which is closest, in the NYC Borough of Queens County), John F. Kennedy International Airport (also in the NYC Borough of Queens County) and Newark International Airport (in Newark, NJ). From each of these airports, you can take a taxi to and from the office.
From Penn Station (Hub for Long Island Railroad, Amtrak and some NJ Transit Trains)
Walk north on 7th Avenue to 45th Street and make a right onto 45th Street. Walk one avenue east to Avenue of the Americas (6th Avenue). 1177 Avenue of the Americas is on the near left corner of 45th.
From Port Authority (Hub for NJ Transit Buses and Some Out of Town Buses such as Greyhound)
Walk north on 8th Avenue to 45th Street and make a right onto 45th Street. Walk three avenues east to Avenue of the Americas. 1177 Avenue of the Americas is on the near left corner of 45th.
From Grand Central Station (Hub for MetroNorth - Connecticut and Westchester)
Walk west two and a half avenues up 42nd Street to Avenue of the Americas. Make a right on 42nd Street and Avenue of the Americas. Walk three blocks north on Avenue of the Americas to #1177.
Nearest Subway Stations
The B, D, F and M trains all go to 47th and 50th Streets/Rockefeller Center. The A, C, E, 7, 1, 2, 3, N, R and Q trains all go to 42nd Street/Times Square (Broadway and 7th Avenues). The 4, 5, 6 and 7 trains all go to Grand Central Terminal (42nd-45th Streets between Lexington and Madison Avenues).
Parking
The two nearest parking garages are the garage on 46th Street, between 7th Avenue and Avenue of the Americas, right before the Muse Hotel, and the Grace Building Garage on 43rd Street and Avenue of the Americas.
The office is located between 45th and 46th Streets.

ANNUAL MEETING OF STOCKHOLDERS OF

SIGA TECHNOLOGIES, INC.

June 16, 2020

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card for record holders are available at www.siga.com.
A link to this information will be available on SIGA's Investor Relations Page.

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20933000000000000000 0 061620

**THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" ON PROPOSAL 1 AND "FOR" ON PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒**

1. Election of directors:

☐ **FOR ALL NOMINEES**

☐ **WITHHOLD AUTHORITY FOR ALL NOMINEES**

☐ **FOR ALL EXCEPT** (See instructions below)

NOMINEES:
- ○ Eric A. Rose, M.D.
- ○ James J. Antal
- ○ Thomas E. Constance
- ○ Jaymie A. Durnan
- ○ Phillip L. Gomez, Ph.D.
- ○ Julie M. Kane
- ○ Joseph W. Marshall, III
- ○ Michael C. Plansky
- ○ Paul G. Savas

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. Advisory vote to approve executive compensation.	☐	☐	☐
3. To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of SIGA Technologies, Inc. for the fiscal year ending December 31, 2020.	☐	☐	☐

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. IT MAY BE REVOKED PRIOR TO ITS EXERCISE.

RECEIPT OF NOTICE OF THE ANNUAL MEETING AND PROXY STATEMENT IS HEREBY ACKNOWLEDGED, AND THE TERMS OF THE NOTICE AND PROXY STATEMENT ARE HEREBY INCORPORATED BY REFERENCE INTO THIS PROXY. THE UNDERSIGNED HEREBY REVOKES ALL PROXIES HERETOFORE GIVEN FOR SAID MEETING AND ANY AND ALL ADJOURNMENTS, POSTPONEMENTS AND CONTINUATIONS THEREOF.

PLEASE VOTE, DATE, SIGN AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

Signature of Stockholder ________ Date: ________ Signature of Stockholder ________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

SIGA TECHNOLOGIES, INC.

The undersigned hereby appoints each of Phillip L. Gomez and Daniel J. Luckshire as attorney and proxy of the undersigned, with full power of substitution, to vote all of the shares of stock of SIGA Technologies, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of SIGA Technologies, Inc. to be held on Tuesday, June 16, 2020 at 10:30a.m. (local time) either at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, 29th floor, New York, New York 10036, an alternative location, or by means of remote communication, including, but not limited to, a virtual meeting, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

(Continued and to be signed on the reverse side)

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